                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): July 13, 2001


                                PerkinElmer, Inc.
                     -------------------------------------
               (Exact Name of Registrant as Specified in Charter)


       Massachusetts                              1-5075                                  04-2052042
---------------------------                    ------------                             ------------------
(State or Other Jurisdiction                   (Commission                              (IRS Employer
of Incorporation)                              File Number)                             Identification No.)


                45 William Street, Wellesley Massachusetts 02481
                ------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (781) 237-5100


                                 Not Applicable
              ------------------------------------ ---------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS.

         On July 13, 2001 the Board of Directors of PerkinElmer, Inc. (the "Company") voted to authorize the sale of the Company's Security and Detection Systems business. Accordingly, the Company has accounted for the Security and Detection Systems business as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations. Therefore, the results of operations of the Security and Detection Systems business have been segregated from continuing operations and reported as a separate line item on the Company's consolidated income statements for the three years ended December 31, 2000 and the three months ended April 1, 2001 and April 2, 2000. The following statements and other information are included in this filing to reflect the Security and Detection Systems business as a discontinued operation. In addition, the following statements give effect to the two-for-one stock split which was effected on June 1, 2001 by means of a 100% stock dividend to stockholders of record as of May 15, 2001.

PERKINELMER, INC.

I.  ANNUAL FINANCIAL STATEMENTS:

         A. Consolidated Income Statements for the three years ended December 31, 2000

         B. Consolidated Balance Sheets as of December 31, 2000 and January 2, 2000

         C. Consolidated Statements of Stockholders' Equity for the three years ended December 31, 2000

         D. Consolidated Statements of Cash Flows for the three years ended December 31, 2000

         E.       Notes to Consolidated Financial Statements

         F.       Report of Independent Public Accountants

II.  OTHER ANNUAL INFORMATION:

         A. Selected Financial Information for the five years ended December 31, 2000

         B. Management's Discussion and Analysis of Results of Operations and Financial Condition Relating to Annual Financial Information

III.  INTERIM FINANCIAL STATEMENTS (UNAUDITED):

         A. Consolidated Income Statements for the three months ended April 1, 2001 and April 2, 2000

         B.       Consolidated Balance Sheets as of April 1, 2001 and December
                  31, 2000

         C. Consolidated Statements of Cash Flows for the three months ended April 1, 2001 and April 2, 2000

         D.       Notes to Consolidated Financial Statements

IV.  OTHER INTERIM INFORMATION:

         A. Management's Discussion and Analysis of Results of Operations and Financial Condition Relating to Quarterly Financial Information

V.   FORWARD LOOKING INFORMATION AND FACTORS AFFECTING FUTURE PERFORMANCE

I.       ANNUAL FINANCIAL STATEMENTS

I A.     PERKINELMER, INC. AND SUBSIDIARIES

         CONSOLIDATED INCOME STATEMENTS FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                         CONSOLIDATED INCOME STATEMENTS

                                                                                               Three Years Ended
                                                                               -------------------------------------------------
      (IN THOUSANDS EXCEPT PER SHARE DATA)                                        2000               1999               1998
      ------------------------------------                                        ----               ----               ----
     SALES
       Products ........................................................       $ 1,398,182        $ 1,127,138        $   714,697
       Services ........................................................           189,185            149,008             62,985
                                                                               -----------        -----------        -----------
     TOTAL SALES .......................................................         1,587,367          1,276,146            777,682
                                                                               -----------        -----------        -----------
     Cost of Sales
       Products ........................................................           851,146            685,875            447,961
       Services ........................................................            79,572             98,361             48,799
       Revaluation of Acquired Inventory ...............................             1,818              9,857                 --
                                                                               -----------        -----------        -----------
     Total Cost of Sales ...............................................           932,536            794,093            496,760
     Selling, General and Administrative Expenses ......................           403,840            318,267            191,840
     Research and Development Expenses .................................            79,390             68,157             42,268
     In-Process Research and Development Charges .......................            24,300             23,000              2,300
     Restructuring Charges, Net ........................................             1,764             11,765             48,151
     Asset Impairment Charges ..........................................                --             18,000              7,400
     Gains on Dispositions .............................................           (39,041)           (17,777)          (125,822)
                                                                               -----------        -----------        -----------
     OPERATING INCOME FROM CONTINUING OPERATIONS .......................           184,578             60,641            114,785
     Other Expense, Net ................................................           (39,515)           (15,239)              (825)
                                                                               -----------        -----------        -----------
     Income From Continuing Operations Before Income Taxes .............           145,063             45,402            113,960
     Provision for Income Taxes ........................................            56,596             17,871             35,569
                                                                               -----------        -----------        -----------
     Income from Continuing Operations .................................            88,467             27,531             78,391
     Income (Loss) from Discontinued Operations, Net of Income Taxes ...            (2,400)            16,505             23,611
     Gain on Disposition of Discontinued Operations, Net of Income Taxes             4,453            110,280                 --
                                                                               -----------        -----------        -----------
     NET INCOME ........................................................       $    90,520        $   154,316        $   102,002
                                                                               ===========        ===========        ===========

     BASIC EARNINGS PER SHARE:
       Continuing Operations ...........................................       $       .90        $       .30        $       .87
       Discontinued Operations .........................................               .02               1.39                .26
                                                                               -----------        -----------        -----------
       Net Income ......................................................       $       .92        $      1.69        $      1.13
                                                                               ===========        ===========        ===========

     DILUTED EARNINGS PER SHARE:
       Continuing Operations ...........................................       $       .86        $       .30        $       .85
       Discontinued Operations .........................................               .02               1.36                .26
                                                                               -----------        -----------        -----------
       Net Income ......................................................       $       .89        $      1.66        $      1.11
                                                                               ===========        ===========        ===========



  The accompanying notes are an integral part of these consolidated financial statements.

I B.     PERKINELMER, INC. AND SUBSIDIARIES

         CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2000 AND JANUARY 2, 2000

                           CONSOLIDATED BALANCE SHEETS

     (IN THOUSANDS EXCEPT PER SHARE DATA)                                                      2000               1999
     ------------------------------------                                                      ----               ----
     Current Assets:
          Cash and Cash Equivalents ..................................................       $   121,428        $   128,841
          Accounts Receivable, net ...................................................           329,312            324,724
          Inventories ................................................................           209,043            194,844
          Other Current Assets .......................................................           170,502            140,021
          Net Assets of Discontinued Operations ......................................            71,430             15,435
                                                                                             -----------        -----------
     TOTAL CURRENT ASSETS ............................................................           901,715            803,865
                                                                                             -----------        -----------

     Property, Plant and Equipment:
          At Cost ....................................................................           545,962            486,189
          Accumulated Depreciation and Amortization ..................................          (272,962)          (262,621)
                                                                                             -----------        -----------
     Net Property, Plant and Equipment ...............................................           273,000            223,568
     Investments .....................................................................            36,226             14,197
     Intangible Assets, net ..........................................................           918,065            591,950
     Other Assets ....................................................................           103,124             63,313
                                                                                             -----------        -----------
     TOTAL ASSETS ....................................................................       $ 2,232,130        $ 1,696,893
                                                                                             ===========        ===========

     Current Liabilities:
          Short-Term Debt ............................................................       $   185,411        $   382,162
          Accounts Payable ...........................................................           135,632            137,036
          Accrued Restructuring Costs ................................................            53,344             41,759
          Accrued Expenses ...........................................................           315,026            273,657
                                                                                             -----------        -----------
     TOTAL CURRENT LIABILITIES .......................................................           689,413            834,614
                                                                                             -----------        -----------

     Long-Term Debt ..................................................................           583,337            114,855
     Long-Term Liabilities ...........................................................           230,991            196,648
     Commitments and Contingencies
     Stockholders' Equity:
          Preferred Stock -- $1 par value, authorized 1,000,000 shares; none issued or
            outstanding ..............................................................                --                 --
          Common Stock -- $1 par value, authorized 300,000,000 shares; issued
            122,908,000 shares in 2000 and 120,204,000 in 1999 .......................           122,908            120,204
          Capital in Excess of Par Value .............................................            37,060                 --
          Retained Earnings ..........................................................           835,917            701,907
          Accumulated Other Comprehensive Loss .......................................           (39,042)           (14,040)
          Cost of Shares Held in Treasury -- 23,360,000 shares in 2000 and
            27,472,000 shares in 1999 ................................................          (228,454)          (257,295)
                                                                                             -----------        -----------
     Total Stockholders' Equity ......................................................           728,389            550,776
                                                                                             -----------        -----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ......................................       $ 2,232,130        $ 1,696,893
                                                                                             ===========        ===========


  The accompanying notes are an integral part of these consolidated financial statements.

I C. PERKINELMER, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                   FOR THE THREE YEARS ENDED DECEMBER 31, 2000


                                                                                                               CAPITAL IN
                                                                     COMPREHENSIVE      COMMON     RETAINED    EXCESS OF
(Dollars in thousands except per share data)                             INCOME          STOCK     EARNINGS       PAR
                                                                     -------------    ---------    --------    ----------
BALANCE, DECEMBER 28,1997 .........................................                   $ 120,204    $480,277    $     --
Comprehensive income:
  Net income ......................................................     $ 102,002            --     102,002         --
  Other comprehensive income (loss), net of tax:
     Gross foreign currency translation adjustments. ..............         4,608            --          --         --
     Reclassification adjustment for translation losses realized
       upon sale of Sealol Industrial Seals.. .....................         3,115            --          --         --
     Unrealized losses on securities arising during the period.....          (137)           --          --         --
                                                                        ---------
  Other comprehensive income ......................................         7,586
                                                                        ---------
Comprehensive income...............................................     $ 109,588
                                                                        =========
Cash dividends ($.28 per share).. .................................                          --      (25,408)       --
Exercise of employee stock options and related income tax
  benefits... .....................................................                          --       6,618         --
Purchase of common stock for treasury..............................                          --          --         --
                                                                                      ---------    --------    -------
BALANCE, JANUARY 3, 1999 ..........................................                     120,204     563,489         --
Comprehensive income:
  Net income. .....................................................     $ 154,316            --     154,316         --
  Other comprehensive income (loss), net of tax:
     Foreign currency translation adjustments......................       (17,804)           --          --         --
     Unrealized gains on securities:
        Gains arising during the period............................            93
        Reclassification adjustment................................           (58)
                                                                        ---------
     Net unrealized gains..........................................            35            --          --         --
                                                                        ---------
  Other comprehensive loss.........................................       (17,769)
                                                                        ---------
Comprehensive income ..............................................     $ 136,547
                                                                        =========
Cash dividends ($.28 per share) ...................................                          --     (25,499)        --
Exercise of employee stock options and related income tax
    benefits ......................................................                          --       8,369         --
Issuance of common stock for employee benefit plans. ..............                          --       1,232         --
Purchase of common stock for treasury. ............................                          --          --         --
                                                                                      ---------    --------    -------
BALANCE, JANUARY 2, 2000...........................................                     120,204     701,907         --
Comprehensive income:
  Net income... ...................................................       $90,520            --      90,520         --
  Other comprehensive income (loss), net of tax:
     Foreign currency translation adjustments .....................       (25,484)           --          --         --
     Unrealized gains on securities:
       Gains arising during the period ............................           481
       Reclassification adjustment ................................             1
                                                                        ---------
     Net unrealized gains .........................................           482            --          --         --
                                                                        ---------
  Other comprehensive loss ........................................       (25,002)
                                                                        ---------
Comprehensive income ..............................................     $  65,518
                                                                        =========
Cash dividends ($.28 per share) ...................................                          --     (27,533)        --
Exercise of employee stock options and related income tax
  benefits.. ......................................................                          --      16,000     17,230
Issuance of common stock for employee benefit plans................                                   (155)      5,228
Purchase of common stock for treasury.. ...........................                                               (102)
                                                                                                                     -
Mergers, acquisitions and other....................................                       2,704      55,178     14,704
                                                                                      ---------    --------    -------
BALANCE, DECEMBER 31, 2000.........................................                   $ 122,908    $835,917    $37,060
                                                                                      =========    ========    =======

                                                                       ACCUMULATED     COST OF
                                                                          OTHER         SHARES         TOTAL
                                                                      COMPREHENSIVE    HELD IN      STOCKHOLDERS'
(Dollars in thousands except per share data)                          INCOME (LOSS)    TREASURY        EQUITY
                                                                      -------------   ----------    -------------
BALANCE, DECEMBER 28,1997 .........................................    $  (3,857)     $ (268,236)    $328,388
Comprehensive income:
  Net income ......................................................           --              --      102,002
  Other comprehensive income (loss), net of tax:
     Gross foreign currency translation adjustments................        4,608              --        4,608
     Reclassification adjustment for translation losses realized
       upon sale of Sealol Industrial Seals........................        3,115              --        3,115
     Unrealized losses on securities arising during the period: ...         (137)             --         (137)

  Other comprehensive income ......................................

Comprehensive income...............................................

Cash dividends ($.28 per share).. .................................           --              --      (25,408)
Exercise of employee stock options and related income tax
  benefits.........................................................           --          21,698       28,316
Purchase of common stock for treasury..............................           --         (41,217)     (41,217)
                                                                       --------      ----------      --------
BALANCE, JANUARY 3, 1999 ..........................................        3,729       (287,755)      399,667
Comprehensive income:
  Net income.......................................................           --              --      154,316
  Other comprehensive income (loss), net of tax:
     Foreign currency translation adjustments......................      (17,804)             --      (17,804)
     Unrealized gains on securities:
        Gains arising during the period............................
        Reclassification adjustment. ..............................

     Net unrealized gains..........................................           35              --           35

  Other comprehensive loss.........................................

Comprehensive income ..............................................

Cash dividends ($.28 per share) ...................................           --              --      (25,499)
Exercise of employee stock options and related income tax
    benefits ......................................................           --          20,264       28,633
Issuance of common stock for employee benefit plans ...............           --          11,166       12,398
Purchase of common stock for treasury. ............................           --           (970)         (970)
                                                                       ---------     ----------      --------
BALANCE, JANUARY 2, 2000...........................................      (14,040)       (257,295)     550,776
Comprehensive income:
  Net income.......................................................           --              --       90,520
  Other comprehensive income (loss), net of tax:
     Foreign currency translation adjustments .....................      (25,484)             --      (25,484)
     Unrealized gains on securities:
       Gains arising during the period ............................
       Reclassification adjustment ................................

     Net unrealized gains .........................................          482              --          482

  Other comprehensive loss ........................................

Comprehensive income ..............................................

Cash dividends ($.28 per share) ...................................           --              --      (27,533)
Exercise of employee stock options and related income tax
  benefits.........................................................           --          34,939       68,169
Issuance of common stock for employee benefit plans................           --           4,389        9,462
Purchase of common stock for treasury.. ...........................           --         (10,487)     (10,589)

Mergers, acquisitions and other....................................           --             --        72,586
                                                                       ---------     ----------      --------
BALANCE, DECEMBER 31, 2000.........................................    $ (39,042)    $ (228,454)     $728,389
                                                                       =========     ===========     ========

The accompanying notes are an integral part of these consolidated financial statements.

I D. PERKINELMER, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE THREE YEARS ENDED DECEMBER 31, 2000


(DOLLARS IN THOUSANDS)                                                                 2000         1999         1998
                                                                                     ---------    ---------    ---------
Operating Activities:
  Net income .....................................................................   $  90,520    $ 154,316    $ 102,002
  Deduct net income from discontinued operations .................................       2,400      (16,505)     (23,611)
  Deduct net gain on disposition of discontinued operations ......................      (4,453)    (110,280)          --
                                                                                     ---------    ---------    ---------
  Income from continuing operations ..............................................      88,467       27,531       78,391
  Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
    Revaluation of acquired inventory ............................................       1,818        9,857           --
    In-process research and development charges ..................................      24,300       23,000        2,300
    Noncash portion of restructuring charges .....................................       2,900        2,300       12,020
    Asset impairment charges .....................................................          --       18,000        7,400
    Depreciation and amortization ................................................      76,380       65,842       47,862
    Amortization of deferred debt issuance cost ..................................       8,567           --           --
    Gains on dispositions and sales of investments, net ..........................     (38,248)     (21,624)    (130,545)
    Changes in assets and liabilities which provided (used) cash, excluding effects from companies purchased and divested:
      Accounts receivable ........................................................      (2,733)     (49,125)       2,949
      Inventories ................................................................     (18,381)       8,566        6,005
      Accounts payable and accrued expenses ......................................      30,174       58,517       11,518
      Tax benefit of common stock options ........................................      30,843        5,811        3,431
      Accrued restructuring costs ................................................     (31,174)     (21,005)      29,569
      Prepaid and deferred taxes .................................................          --       (2,616)     (12,359)
      Prepaid expenses and other .................................................     (27,888)     (12,676)     (17,700)
                                                                                     ---------    ---------    ---------
Net Cash Provided by Continuing Operations .......................................     145,025      112,378       40,841
Net Cash Provided by (Used In) Discontinued Operations ...........................      (5,604)       5,595       28,761
                                                                                     ---------    ---------    ---------
Net Cash Provided by Operating Activities ........................................     139,421      117,973       69,602
                                                                                     ---------    ---------    ---------
Investing Activities:
  Capital expenditures ...........................................................     (66,213)     (39,355)     (43,881)
  Proceeds from dispositions of businesses and sales of property, plant and
  equipment.......................................................................      81,424       30,494      210,505

  Cost of acquisitions, net of cash and cash equivalents acquired ................    (411,040)    (302,288)    (217,937)
  Proceeds from sales/costs of purchases of investments ..........................     (20,457)       6,086        7,623
  Other ..........................................................................       1,919       (1,408)        (160)
                                                                                     ---------    ---------    ---------
Net Cash Used in Continuing Operations ...........................................    (414,367)    (306,471)     (43,850)
Net Cash Provided by (Used in) Discontinued Operations ...........................      12,937      162,588       (2,641)
                                                                                     ---------    ---------    ---------
Net Cash Used in Investing Activities ............................................    (401,430)    (143,883)     (46,491)
                                                                                     ---------    ---------    ---------
Financing Activities:
  Proceeds from issuance of convertible debt .....................................     448,000           --           --
  Increase (decrease) in commercial paper borrowings .............................      37,000      (10,000)     104,156
  Payment of acquired Lumen revolving credit borrowings ..........................          --           --      (59,090)
  Other debt increases (decreases) ...............................................    (233,991)      69,529        7,270
  Proceeds from issuance of common stock .........................................      46,902       28,923       28,316
  Purchases of common stock ......................................................     (10,589)        (970)     (41,217)
  Cash dividends .................................................................     (27,533)     (25,499)     (25,408)
                                                                                     ---------    ---------    ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES ........................................     259,789       61,983       14,027
Effect of Exchange Rate Changes on Cash and Cash Equivalents .....................      (5,195)      (2,844)         540
                                                                                     ---------    ---------    ---------
Net Increase (Decrease) in Cash and Cash Equivalents .............................      (7,413)      33,229       37,678
Cash and Cash Equivalents at Beginning of Year ...................................     128,841       95,612       57,934
                                                                                     ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR .........................................   $ 121,428    $ 128,841    $  95,612
                                                                                     =========    =========    =========

Supplemental Disclosures of Cash Flow Information for continuing and discontinued operations (see also Note 2):
  Cash paid during the year for:
    Interest .....................................................................   $  45,236    $  28,438    $  12,367
    Income taxes .................................................................      21,819       82,368       59,029
  Noncash Investing and Financing Activities:
    One-year secured 5% promissory notes issued to PE Corp. in connection with the
      acquisition of the Analytical Instruments Division (Note 2) ................          --      150,000           --

The accompanying notes are an integral part of these consolidated financial statements.

I E.   PERKINELMER, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES


     Principles of Consolidation: The consolidated financial statements include the accounts of PerkinElmer, Inc. (formerly EG&G, Inc.) and its subsidiaries (the Company). All material intercompany balances and transactions have been eliminated in consolidation.

     Nature of Operations: PerkinElmer, Inc. is a global high technology company which provides products and systems to the telecom, medical, pharmaceutical, chemical, semiconductor, photographic and other markets. The Company's operating segments are Life Sciences, Optoelectronics, Instruments and Fluid Sciences. In August 1999, the Company divested its Technical Services segment, which is presented as discontinued operations in accordance with Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Discontinued Operations (see Note 7). In July 2001, the Company approved a plan to sell its Security and Detection Systems business, which is also presented as discontinued operations in accordance with the APB Opinion No. 30 (see Note 7).

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Sales: The majority of the Company's product sales are recorded at the time of shipment and when persuasive evidence of an arrangement exists, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured. Provision is made at the time the related revenue is recognized for the cost of any installation obligations and the estimated cost of product warranties. When other significant obligations remain after products are delivered, including certain customer acceptance provisions, revenue is recognized only after such obligations are fulfilled. If a loss is anticipated on any contract, provision for the entire loss is made immediately. Revenue related to the sale of maintenance contracts is deferred and amortized on a straight-line basis over the service period. For equipment leased to a customer under a sales-type lease, revenue recognition generally commences when the equipment has been shipped and installed.

     In the fourth quarter of 2000, retroactive to January 1, 2000, the Company adopted Securities and Exchange Commission (SEC) Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, which provides guidance in applying generally accepted accounting principles to certain revenue recognition issues. The adoption of SAB No. 101 did not have a material impact on the Company's financial position or quarterly or annual results of operations.

     The former Technical Services segment had cost-reimbursement contracts with governmental agencies. These contracts included both cost plus fixed fee contracts and cost plus award fee contracts based on performance. Sales under cost-reimbursement contracts were recorded as costs when incurred and included applicable income in the proportion that costs incurred bear to total estimated costs.

     Inventories: Inventories, which include material, labor and manufacturing overhead, are valued at the lower of cost or market. The majority of inventories is accounted for using the first-in, first-out method of determining inventory costs; remaining inventories are accounted for using the last-in, first-out
(LIFO) method.

     Property, Plant and Equipment: For financial statement purposes, the Company depreciates plant and equipment using the straight-line method over their estimated useful lives, which generally fall within the following ranges: buildings and special-purpose structures --10 to 25 years; leasehold improvements -- estimated useful life or remaining term of lease, whichever is shorter; machinery and equipment -- 3 to 7 years. Nonrecurring tooling costs are capitalized, while recurring costs are expensed. For income tax purposes, the Company depreciates plant and equipment over their estimated useful lives using accelerated methods.

     Pension Plans: The Company's funding policy provides that payments to the U.S. pension trusts shall at least be equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Non-U.S. plans are accrued for, but generally not funded, and benefits are paid from operating funds.

     Translation of Foreign Currencies: The balance sheet accounts of non-U.S. operations, exclusive of stockholders' equity, are translated at year-end exchange rates, and income statement accounts are translated at weighted-average rate in effect during the year; any translation adjustments are made directly to a component of stockholders' equity.

     Intangible Assets: In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and APB Opinion No. 17, Intangible Assets, the Company reviews long-lived assets and all intangible assets (including goodwill) for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets. (See Note 4 for further discussion of asset impairment charges.)

     Stock-Based Compensation: In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for stock-based compensation at intrinsic value with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis.

     Cash Flows: For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid instruments with a purchased maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value due to the short maturities.

     Environmental Matters: The Company accrues for costs associated with the remediation of environmental pollution when it is probable that a liability has been incurred and the Company's proportionate share of the amount can be reasonably estimated. Any recorded liabilities have not been discounted.

     Comprehensive Income: The Company has adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, which established standards for reporting and display of comprehensive income and its components. Comprehensive income is the total of net income and all other nonowner changes in stockholders' equity.

     Segments and Related Information: The Company has adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The statement established standards for the way that public business enterprises report information and operating segments in annual financial statements and requires reporting of selected information in interim financial reports.

     Derivative Instruments and Hedging: The Financial Accounting Standards Board issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, in June 1999. SFAS No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000; earlier adoption is allowed. The statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effect of the adoption of SFAS No. 133 as of January 1, 2001 will not be material.

     Reclassifications: Certain amounts from prior years have been reclassified to conform to the 2000 financial statement presentation.

NOTE 2.  ACQUISITIONS AND DIVESTITURES

     On July 31, 2000, the Company completed its acquisition of NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry. The Company purchased NEN from an investor group led by Genstar Capital LLC for an aggregate purchase price of approximately $400 million. In connection with the acquisition, the Company paid approximately $350 million in cash and issued warrants to purchase approximately 600,000 shares of the Company's common stock in exchange for all of the outstanding shares, options and warrants of NEN. In addition, the Company repaid approximately $50 million of outstanding indebtedness of NEN. The Company financed the acquisition and repayment of the outstanding indebtedness with $410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in early August with proceeds from the issuance of long-term convertible debentures (see Note 14).

     NEN's operations, included in the consolidated results of the Company from the date of acquisition, are reported in the Life Sciences segment. The acquisition was accounted for as a purchase under APB Opinion No. 16, Business Combinations, and the Company allocated the purchase price of NEN based on the fair values of the net assets acquired and liabilities assumed. The allocation of the purchase price has not yet been finalized, however, the Company does not expect material changes. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $24.3 million for acquired in-process research and development (R&D) for projects that had not reached technological feasibility as of the acquisition date and for which no alternative use existed. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects; these costs were expensed in the third quarter of 2000. Other acquired intangible assets totaling $75.9 million included the fair value of trade names, trademarks, patents and developed technology with lives ranging from 10 - 20 years. Goodwill of $270.8 million resulting from the acquisition of NEN is being amortized over 20 years. Approximately $4 million has been recorded as accrued restructuring costs in connection with the acquisition of NEN. The restructuring plans include initiatives to integrate the operations of the Company and NEN. The primary components of these plans relate to employment costs, consolidation of certain facilities, and the termination of certain leases and other contractual obligations. Management is in the process of developing its restructuring plans related to NEN, and accordingly, the amounts recorded are based on management's current estimate of these costs. The Company will finalize these plans during 2001, and the majority of the restructuring actions are expected to occur during 2001.

     The components of NEN's purchase price and preliminary allocation were as follows:

(IN THOUSANDS)
Consideration and acquisition costs:
 Cash paid to NEN ........................           $ 348,918
 Debt assumed ............................              48,262
 Acquisition costs .......................              13,647
 Fair value of warrants issued ...........               6,940
                                                     ---------
            Total .......................            $ 417,767
                                                     =========

Preliminary allocation of purchase price:
 Current assets .........................            $  34,327
 Property, plant and equipment ..........               59,755
 Other assets ...........................                  739
 Acquired intangibles ...................               75,900
 In-process R&D .........................               24,300
 Goodwill ...............................              270,790
 Liabilities ............................              (48,044)
                                                     ---------
            Total .......................            $ 417,767
                                                     =========

     On May 28, 1999, the Company completed its acquisition of the Analytical Instruments Division (AI) of PE Corp. for an aggregate purchase price of approximately $425 million, plus acquisition costs. In addition, under the terms of the Purchase Agreement dated March 8, 1999 between the Company and PE Corp. (the "Purchase Agreement"), the Company assumed German and other pension liabilities of approximately $65 million. These pension liabilities were historically funded on a pay-as-you-go basis, and the funding going-forward is expected to remain consistent. The acquisition was accounted for as a purchase under Accounting Principles Board (APB) Opinion No. 16, Business Combinations. In accordance with APB Opinion No. 16, the Company allocated the purchase price of AI based on the fair values of the net assets acquired and liabilities assumed. AI produces high-quality analytical testing instruments and consumables, and generated 1998 fiscal year sales of $569 million. AI's operations are reported in the Company's Instruments segment. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $23 million for acquired in-process R&D. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of the acquisition of AI, the development of these projects had not yet reached technological feasibility, and the R&D in process had no alternative future uses. Accordingly, these costs were expensed in the second quarter of 1999. Other acquired intangibles totaling $163.8 million included the fair value of trade names, trademarks, patents and developed technology. These intangibles are being amortized over their respective estimated useful lives ranging from 10-40 years. Goodwill resulting from the acquisition of AI is being amortized over 40 years. Approximately $28 million was recorded as accrued restructuring charges in connection with the acquisition of AI. The restructuring plans include initiatives to integrate the operations of the Company and of AI. The primary components of these plans relate to: (a) employee termination benefits and related costs for approximately 20% of the acquired workforce of approximately 3,000 employees; (b) consolidation or shutdown of certain operational facilities worldwide and (c) termination of certain leases and other contractual obligations.

     During the second quarter of 2000, the Company finalized its restructuring plan for AI. Based on continued aggressive actions by the Company to improve the cost structure of the acquired business, and increased costs related primarily to employment integration, the Company adjusted its original estimate of restructuring costs recorded at the acquisition date in connection with purchase accounting. The majority of the remaining restructuring actions are expected to occur through fiscal 2001.

     The components of the purchase price and allocation were as follows:

(IN THOUSANDS)
Consideration and acquisition costs:
Cash paid ...............................       $ 275,000
Seller note .............................         150,000
Pension liabilities assumed .............          65,000
Acquisition costs .......................          10,000
                                                ---------
            Total .......................       $ 500,000
                                                =========
Preliminary allocation of purchase price:
 Current assets .........................       $ 253,777
 Property, plant and equipment ..........          33,308
 Acquired intangibles ...................         163,800
 In-process R&D .........................          23,000
 Goodwill ...............................         185,941
 Liabilities ............................        (159,826)
                                                ---------
            Total .......................       $ 500,000
                                                =========

     On December 16, 1998, the Company acquired substantially all of the outstanding common stock and options of Lumen Technologies, Inc. (Lumen), a maker of high-technology specialty light sources. The purchase price of approximately $253 million, which included $75 million of assumed debt, was funded with existing cash and commercial paper borrowings. The acquisition was accounted for as a purchase under APB Opinion No. 16, and the Company allocated the purchase price of Lumen based on the fair values of the assets acquired and liabilities assumed. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $2.3 million for acquired in-process R&D for projects that did not have future alternative uses. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of the acquisition, the development of these projects had not yet reached technological feasibility, and the R&D in process had no alternative future uses. Accordingly, these costs were expensed in the fourth quarter of 1998. Acquired intangibles totaling $11.8 million included the fair value of trade names, trademarks and patents. These intangibles are being amortized over their estimated useful life of 10 years. Goodwill resulting from the Lumen acquisition is being amortized over 30 years. Approximately $5 million was recorded as accrued restructuring charges in connection with the acquisition. The restructuring plans included initiatives to integrate the operations of the Company and Lumen. The primary components of these plans related to: (a) transfer of certain manufacturing activities to lower-cost facilities, (b) integration of the sales and marketing organization and (c) termination of certain contractual obligations.

     Unaudited pro forma operating results for the Company, assuming the acquisitions of Lumen and AI occurred on December 29, 1997, and NEN occurred on January 3, 1999, are as follows:

(IN THOUSANDS EXCEPT FOR PER SHARE DATA)       2000                 1999                 1998
----------------------------------------       ----                 ----                 ----
Sales from continuing operations .       $   1,657,211       $   1,594,834        $   1,479,394
Income from continuing operations               95,381              (2,707)              45,203
  Basic earnings per share .........               .97                (.03)                 .50
  Diluted earnings per share .......               .93                (.03)                 .49
  Net Income .......................     $      97,434       $     122,398        $      68,814
  Basic earnings per share .........               .99                1.34                  .76
  Diluted earning per share ........               .95                1.31                  .75

     The pro forma amounts in the table above exclude the in-process R&D charges of $24.3 million, $23 million and $2.3 million for NEN, AI and Lumen, respectively. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the Company's operating results that would have occurred had the acquisitions been consummated on the date for which the consummation of the acquisitions is being given effect, nor is it necessarily indicative of the Company's future operating results. The pro forma amounts do not reflect any operating efficiencies and cost savings that the Company believes are achievable.

     During the first quarter of 2000, the Company sold its micromachined sensors and specialty semiconductor businesses for cash of $24.3 million, resulting in a pre-tax gain of $6.7 million. Combined financial results of the divested businesses for 2000 and 1999 were not material to the consolidated results of the Company. During the third quarter of 2000, the Company recorded pre-tax gains totaling $1.8 million from an insurance settlement.

     During the fourth quarter of 2000, the Company sold its Berthold business at a pre-tax gain of $10 million. The Company has deferred gain recognition of approximately $11.9 million of sales proceeds from this divestiture in connection with certain contingencies related to the sale. Revenues for 2000 and 1999 for the divested business were $30 million and $38 million, respectively. Also during the fourth quarter of 2000, the Company recorded a pre-tax gain of $16 million from the sale of a building.

     During the second quarter of 1999, the Company sold its Structural Kinematics business for cash of $15 million, resulting in a pre-tax gain of $4.3 million. Additionally, as a result of the Company's continuing evaluation of its Instruments businesses, the Company undertook certain repositioning actions during the second quarter of 1999, including exiting selected product lines and activities, rebalancing its customer mix in certain businesses and other related activities. During the fourth quarter of 1999, the Company sold its KT Aerofab business for cash of $4.4 million, resulting in a pre-tax gain of $0.3 million. The net operating results of the divested businesses for 1999 were not significant.

     In April 1998, the Company sold its Sealol Industrial Seals division for cash of $100 million, resulting in a pre-tax gain of $58.3 million. The after-tax gain of this divestiture was $42.6 million. Sealol's 1998 sales prior to the disposition were $23 million, and its operating income was $2.1 million. In January 1998, the Company sold its Rotron division for $103 million in cash, resulting in a pre-tax gain of $64.4 million. During the first quarter of 1998, the Company also sold a small product line for $4 million in cash, resulting in a pre-tax gain of $3.1 million. The after-tax gain of these divestitures was $45.2 million in 1998. During 2000 and 1999, in connection with the 1998 dispositions of the Company's Rotron and Sealol Industrial Seals divisions, the Company recognized approximately $3.7 million and $13.2 million respectively, of pre-tax gains from the previously deferred sales proceeds as a result of the favorable resolution of certain events and contingencies.

     All of the gains described above are reported on the "Gains on Dispositions" line in the consolidated income statements.

NOTE 3.  RESTRUCTURING AND INTEGRATION CHARGES


     The Company developed restructuring plans during 1998 to integrate and consolidate its businesses and recorded restructuring charges in the first and second quarters of 1998, which are discussed separately below.

     During the first quarter of 1998, management developed a plan to restructure certain businesses. A discussion of the businesses affected within each segment is presented below. The plan resulted in pre-tax restructuring charges totaling $28.6 million. The principal actions in the restructuring plan included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower-cost geographic locations, disposal of underutilized assets, withdrawal from certain product lines and general cost reductions.

     Specific businesses within each segment which were affected by the restructuring actions are as follows: the Fluid Sciences business affected primarily manufactures mechanical components and systems; the Optoelectronics businesses affected produce various lighting and sensor components and systems; the Instruments restructuring related primarily to its Instruments for Research and Applied Science business which produces particle detector equipment.

     During the second quarter of 1998, the Company expanded its continuing effort to restructure certain businesses to further improve performance. The plan resulted in additional pre-tax restructuring charges of $19.5 million. The principal actions in this restructuring plan included the integration of operating divisions into five strategic business units (SBUs), close-down or consolidation of a number of production facilities and general cost reductions. The Technical Services segment was subsequently sold during the third quarter of 1999. The components of the restructuring charges met the criteria set forth in Emerging Issues Task Force Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs were charged to operations or capitalized, as appropriate, when incurred.

     During the third quarter of 1999, due to the substantial completion of the actions of the 1998 restructuring plans, the Company reevaluated its 1998 restructuring plans. As a result of this review, costs associated with the previously planned shutdown of two businesses were no longer required due to actions taken to improve performance. As a result of these developments, the Company recognized a restructuring credit of $12 million during the third quarter of 1999, which primarily affected the Fluid Sciences and Optoelectronics segments.

     During the second quarter of 2000, the Company recognized an additional restructuring credit of $6 million related to its 1998 restructuring plans. This resulted from the elimination of certain planned actions, actions taken to improve performance at costs lower than originally estimated, and the sale of certain businesses included in the restructuring plans.

     These credits are reflected in "Restructuring Charges, Net" in the consolidated income statements.

     The restructuring charges related to continuing operations recorded in 1998 were broken down as follows by operating segment:

                                                                                                  TERMINATION OF LEASES
                                                                                 DISPOSAL OF           AND OTHER
                                                     EMPLOYEE SEPARATION       CERTAIN PRODUCT         CONTRACTUAL
(IN MILLIONS)                                               COSTS              LINES AND ASSETS        OBLIGATIONS         TOTAL
-------------                                               -----              ----------------        -----------         -----
Life Sciences ..................................            $ 3.6                 $   .4                  $  .6          $  4.6
Optoelectronics ................................              8.5                    6.4                    5.4            20.3
Instruments ....................................              6.1                    1.5                    1.8             9.4
Fluid Sciences .................................              6.2                    1.9                    1.8             9.9
Corporate and Other ............................              3.8                     --                     .1             3.9
                                                            -----                 ------                  -----          ------
Total restructuring charges ....................             28.2                   10.2                    9.7            48.1
Amounts incurred through January 3, 1999 .......             (7.8)                 (10.2)                  (1.0)          (19.0)
                                                            -----                 ------                  -----          ------
Accrued restructuring costs at January 3, 1999               20.4                     --                    8.7            29.1
Amounts incurred during 1999 ...................             (8.3)                    --                   (2.4)          (10.7)
Amounts reversed during 1999 ...................             (7.4)                    --                   (4.6)          (12.0)
                                                            -----                 ------                  -----          ------
Accrued restructuring costs at January 2, 2000 .              4.7                     --                    1.7             6.4
Amounts incurred during 2000 ...................               --                     --                    (.1)            (.1)
Amounts reversed during 2000 ...................             (4.7)                    --                   (1.6)           (6.3)
                                                            -----                 ------                  -----          ------
Accrued restructuring costs at December 31, 2000            $  --                 $   --                  $  --          $   --
                                                            =====                 ======                  =====          ======

     The acquisitions by the Company discussed in Note 2 and the Company's divestiture during the third quarter of 1999 of its Technical Services segment (exiting government services) were strategic milestones in the Company's transition to a commercial high-technology company. Consistent with the strategic direction of the Company and concurrent with the reevaluation of existing restructuring plans during the third quarter of 1999, the Company developed additional plans to restructure certain businesses to continue to improve the Company's performance.

     These plans resulted in a pre-tax restructuring charge of $23.5 million recorded in the third quarter of 1999. The principal actions in these restructuring plans include close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower-cost geographic locations, disposal of underutilized assets, withdrawal from certain product lines and general cost reductions. The restructuring plans are expected to result in the elimination of approximately 400 positions, primarily in the manufacturing and sales categories. The major components of the restructuring charge were $13.6 million of employee separation costs to restructure the worldwide organization, including the sales and manufacturing focus, $2.3 million of noncash charges to dispose of certain product lines and assets through sale or abandonment and $7.6 million of charges to terminate lease and other contractual obligations no longer required as a result of the restructuring plans. The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs will be charged to operations or capitalized, as appropriate, when incurred.

     The restructuring actions related to the 1999 charge are broken down as follows by business segment:

                                                                                             TERMINATION
                                                                                              OF LEASES
                                                          EMPLOYEE         DISPOSAL OF        AND OTHER
                                                          SEPARATION     CERTAIN PRODUCT      CONTRACTUAL
(IN MILLIONS)                                               COSTS        LINES AND ASSETS     OBLIGATIONS       TOTAL
-------------                                               -----        ----------------     -----------       -----
Life Sciences ..................................            $ 0.5             $ 0.8            $ 4.9            $ 6.2
Optoelectronics ................................              6.1               0.8              2.1              9.0
Instruments ....................................              1.8                --               --              1.8
Fluid Sciences .................................              5.2                .2               .1              5.5
Corporate and Other ............................               --                .5               .5              1.0
                                                            -----             -----            -----            -----
Total restructuring charges ....................             13.6               2.3              7.6             23.5
Amounts incurred through January 2, 2000 .......             (2.1)              (.2)             (.4)            (2.7)
                                                            -----             -----            -----            -----
Accrued restructuring costs at January 2, 2000              $11.5             $ 2.1            $ 7.2            $20.8
Provisions during 2000 .........................              2.4                --               --              2.4
Amounts incurred during 2000 ...................             (7.4)              (.2)            (4.8)           (12.4)
Amounts reversed during 2000 ...................             (4.0)               --              (.9)            (4.9)
                                                            -----             -----            -----            -----
Accrued restructuring costs at December 31, 2000            $ 2.5             $ 1.9            $ 1.5            $ 5.9
                                                            =====             =====            =====            =====

     Further details of the Company's restructuring actions are presented below. Specific businesses within each segment which were affected by the restructuring actions are as follows: the primary Fluid Sciences business affected manufactures certain products for the aerospace markets; the Optoelectronics businesses affected produce various lighting and sensor components and systems; the Instruments restructuring relates to its analytical instruments business and its Instruments for Research and Applied Science business which produces particle detector equipment.

     Close-down of certain facilities: Costs have been accrued for the closing down of certain facilities. These costs relate primarily to the Instruments and Optoelectronics segments.

     Transfer of assembly activities: The Company continues to relocate certain activities, primarily in its Optoelectronics segment, to lower-cost geographic areas, such as the Philippines, Indonesia and China. The costs included in the restructuring charges related to costs associated with exiting the previous operations. Actual costs to physically relocate are charged to operations as incurred.

     Disposal of underutilized assets: The Company plans to dispose of underutilized assets either through sale or abandonment, primarily in its Instruments and Optoelectronics segments.

     Withdrawal from certain product lines: The Company has made a strategic decision to discontinue certain unprofitable product lines, primarily in its Optoelectronics segment.

     Most of the actions remaining at December 31, 2000 are expected to occur in fiscal 2001.

     During the fourth quarter of 2000, the Company reevaluated its 1999 restructuring plan due to the substantial completion of the respective actions and the continuing transformation of the portfolio of businesses during 2000. This resulted in the reversal of $4.9 million of remaining reserves from the 1999 plan and the recording of a pre-tax restructuring charge of $15.1 million for actions to be completed in 2001 (the "2000 plan"). These charges related to the Company's Life Sciences and Optoelectronics segments. The principal actions in the restructuring plans included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower cost geographic locations, disposal of underutilized assets and general cost reductions. The restructuring charges were broken down as follows by operating segment: The Life Sciences' principal actions are associated with rationalization of its distribution network and overall facility consolidation. The Optoelectronics' principal actions are associated with its Lighting and Imaging businesses and relate to the shift of certain manufacturing to low cost geographic areas, facility consolidation and general cost reductions.

     The following table summarizes activity related to the 2000 plan:

                                                                                          TERMINATION
                                                                                           OF LEASES
                                                          EMPLOYEE        DISPOSAL OF      AND OTHER
                                                         SEPARATION     CERTAIN PRODUCT    CONTRACTUAL
(IN MILLIONS)                                               COSTS       LINES AND ASSETS   OBLIGATIONS       TOTAL
-------------                                               -----       ----------------   -----------       -----
Life Sciences ..................................            $ 2.9            $  .1           $ 2.1           $ 5.1
Optoelectronics ................................              7.2              2.8              --            10.0
                                                            -----            -----           -----           -----
Total restructuring charges ....................             10.1              2.9             2.1            15.1
Amounts incurred during 2000 ...................               --               --              --              --
                                                            -----            -----           -----           -----
Accrued restructuring costs at December 31, 2000            $10.1            $ 2.9           $ 2.1           $15.1
                                                            =====            =====           =====           =====

     During the second quarter of 2000, the Company finalized its restructuring plan for AI. Based on continued aggressive actions by the Company to improve the cost structure of the acquired business, and increased costs related primarily to employment integration, the Company adjusted its original estimate of restructuring costs recorded at the acquisition date in connection with purchase accounting. The majority of the remaining restructuring actions are expected to occur through fiscal 2001.

     The following table summarizes reserve activity through December 31, 2000 related to the May 1999 AI acquisition as discussed in Note 2:

(IN MILLIONS)
-------------
Accrued restructuring costs at beginning of period             $12.4
Provisions, through purchase accounting, net ......             24.0
Charges/Writeoffs .................................             (7.7)
                                                               -----
Accrued restructuring costs .......................            $28.7
                                                               =====

     The following table summarizes reserve activity through December 31, 2000 related to the December 1998 Lumen acquisition and July 2000 NEN acquisition as discussed in Note 2 (all Lumen actions were completed during 2000):

(IN MILLIONS)
-------------
Accrued restructuring costs at beginning of period (Lumen) .            $1.7
Provisions, through purchase accounting, net ...............             4.0
Charges/Writeoffs ..........................................            (2.1)
                                                                        ----
Accrued restructuring costs ................................            $3.6
                                                                        ====

     Cash outlays during 2000 were approximately $33 million for all of these plans. The Company expects to incur approximately $30 to $35 million of cash outlays in connection with these plans throughout fiscal 2001. The majority of the actions remaining are expected to occur during 2001.

NOTE 4.  ASSET IMPAIRMENT CHARGES

     During the third quarter of 1999, in connection with its ongoing review of its portfolio of businesses, the Company conducted a strategic review of certain units within its business segments. The strategic review triggered an impairment review of long-lived assets of certain business units that were expected to be disposed. The Company calculated the present value of expected cash flows of certain business units to determine the fair value of those assets. Accordingly, in the third quarter of 1999, the Company recorded noncash impairment charges and wrote down goodwill by $15 million in the Instruments segment and $3 million in the Optoelectronics segment. Sales and operating profit for the businesses under strategic review were approximately $54 million and $2 million, respectively, in 1999. During 2000, the Company disposed of its Berthold business which represented $30 million of the $54 million of sales.

     During the second quarter of 1998, the Company recorded a $7.4 million noncash impairment charge related to an automotive testing facility in the Instruments segment. The impairment charge applied to fixed assets and resulted from projected changes in the principal customer's demand for services. The Company calculated the present value of expected cash flows of the testing facility to determine the fair value of the assets.


NOTE 5.  OTHER EXPENSE

     Other income (expense), net, consisted of the following:

(IN THOUSANDS)                                                          2000                 1999                 1998
--------------                                                          ----                 ----                 ----
Interest Income ................................................     $  3,874             $  3,083             $  6,836
Interest Expense ...............................................      (39,305)             (27,726)             (11,028)
Gains on sales of investments, net .............................        1,294                1,952                4,465
Other ..........................................................       (5,378)               7,452               (1,098)
                                                                     --------             --------             --------
                                                                     $(39,515)            $(15,239)            $   (825)
                                                                     ========             ========             ========

     Other consists mainly of foreign exchange losses, and $2.2 million of income received by the Company in 1999 related to the demutualization of a life insurance company in which the Company is a policyholder. The increase in interest expense in 2000 versus 1999 is due to the impact of higher debt levels resulting from acquisitions.

NOTE 6.  INCOME TAXES

     The components of income from continuing operations before income taxes for financial reporting purposes were as follows:

(IN THOUSANDS)           2000                 1999                1998
--------------           ----                 ----                ----
U.S. ......            $ 34,945            $  1,055            $ 25,022
Non-U.S ...             110,118              44,347              88,938
                       --------            --------            --------
                       $145,063            $ 45,402            $113,960
                       ========            ========            ========

     The components of the provision for income taxes for continuing operations were as follows:

                                         DEFERRED
(IN THOUSANDS)       CURRENT             (PREPAID)              TOTAL
--------------       -------             ---------              -----
2000
Federal             $ 12,432             $ 13,761             $26,193
State                  3,422                2,968               6,390
Non-U.S               25,330               (1,317)             24,013
                    --------             --------             -------
                    $ 41,184             $ 15,412             $56,596
                    ========             ========             =======
1999
Federal             $ 10,002             $ (4,945)            $ 5,057
State                    961                 (567)                394
Non-U.S               13,234                 (814)             12,420
                    --------             --------             -------
                    $ 24,197             $ (6,326)            $17,871
                    ========             ========             =======

1998
Federal             $ 29,678             $ (7,978)            $21,700
State                  3,645               (1,031)              2,614
Non-U.S               15,234               (3,979)             11,255
                    --------             --------             -------
                    $ 48,557             $(12,988)            $35,569
                    ========             ========             =======

     The total provision for income taxes included in the consolidated financial statements was as follows:

(IN THOUSANDS)                       2000               1999               1998
--------------                       ----               ----               ----
Continuing Operations              $56,596            $17,871            $35,569
Discontinued Operations              4,673             79,150             18,463
                                   -------            -------            -------
                                   $61,269            $97,021            $54,032
                                   =======            =======            =======

     The major differences between the Company's effective tax rate for continuing operations and the federal statutory rate were as follows:

                                                    2000                1999                1998
                                                    ----                ----                ----
Federal statutory rate ...............              35.0%               35.0%               35.0%
Non-U.S. rate differential, net ......             (12.4)              (18.0)              (19.0)
Future remittance of non-U.S. earnings                --                  --                 8.4
State income taxes, net ..............               2.9                 1.4                 1.6
Goodwill amortization ................               8.2                 7.6                  .6
Goodwill write-downs .................                --                11.7                  --
In-process R&D .......................               7.9                  --                  --
Change in valuation allowance ........              (1.7)                9.0                 2.0
Other, net ...........................               (.9)               (7.3)                2.6
                                                  ------              ------              ------
Effective tax rate ...................              39.0%               39.4%               31.2%
                                                  ======              ======              ======

     The 2000 tax provision and effective rate for continuing operations includes tax for nonrecurring items such as the disposals of Berthold, IC Sensors and Judson. The 1999 tax provision and effective rate for continuing operations was impacted by a non-deductible goodwill write-down.

     The tax effects of temporary differences and carryovers that gave rise to deferred income tax assets and liabilities as of December 31, 2000 and January 2, 2000 were as follows:

(IN THOUSANDS)                                   2000                  1999
--------------                                   ----                  ----
Deferred tax assets:
 Inventory reserves .............            $   1,866             $   6,007
 Other reserves .................               21,811                15,729
 Deferred income ................                6,179                 6,024
 Vacation pay ...................                5,483                 5,409
 Net operating loss carryforwards               14,447                28,562
 Post-retirement health benefits                 4,981                 4,072
 Restructuring reserve ..........               16,005                15,567
 In-process R&D .................               10,726                 8,970
 All other, net .................               46,772                49,680
                                             ---------             ---------
Total deferred tax assets .......              128,270               140,020
                                             ---------             ---------
Deferred tax liabilities:
 Pension contribution ...........              (13,850)              (12,620)
 Amortization ...................               (6,470)                 (441)
 Depreciation ...................              (39,068)              (18,321)
 All other, net .................              (17,425)              (20,722)
                                             ---------             ---------
Total deferred tax liabilities ..              (76,813)              (52,104)
                                             ---------             ---------
Valuation allowance .............              (14,447)              (28,580)
                                             ---------             ---------
Net prepaid taxes ...............            $  37,010             $  59,336
                                             =========             =========

     At December 31, 2000, the Company had non-U.S. (primarily from Germany) net operating loss carryovers of $53.4 million, substantially all of which carry forward indefinitely. The valuation allowance results primarily from these carryovers, for which the Company currently believes it is more likely than not that they will not be realized.

     Current deferred tax assets of $51 million and $92 million were included in other current assets at December 31, 2000 and January 2, 2000, respectively. Long-term deferred tax liabilities of $16 million and $33 million were included in long-term liabilities at December 31, 2000 and January 2, 2000, respectively.

     In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. Repatriation of retained earnings is done only when it is advantageous. Applicable federal taxes are provided only on amounts planned to be remitted. In connection with 1998 divestitures, certain proceeds will not be permanently reinvested in those operations, and, accordingly, federal taxes in the amount of $10 million were provided in connection with those earnings.


NOTE 7.  DISCONTINUED OPERATIONS

     On August 20, 1999, the Company sold the assets of its Technical Services segment, including the outstanding capital stock of EG&G Defense Materials, Inc., a subsidiary of the Company, to EG&G Technical Services, Inc., an affiliate of The Carlyle Group L.P. (the "Buyer"), for approximately $250 million in cash and the assumption by the Buyer of certain liabilities of the Technical Services segment. Approximately $2.1 million of the cash purchase price will be paid by the Buyer to the Company on the seventh anniversary of the closing of this transaction. The Company recorded an additional pre-tax gain of $7.3 million on the disposition of discontinued operations as a result of a post-closing selling price settlement in the second quarter of 2000.

     The results of operations of the Technical Services segment were previously reported as one of five business segments of the Company. The Company accounted for the sale of its Technical Services segment as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations of the Technical Services segment have been segregated from continuing operations and reported as a separate line item on the Company's Consolidated Income Statements. The Company recorded a pre-tax gain on disposition of discontinued operations of $181 million, net of transaction and related costs, during 1999. The $110 million after-tax gain was reported separately from the results of the Company's continuing operations.

   The Company's former Department of Energy (DOE) segment is also presented as discontinued operations in accordance with APB Opinion No. 30. The Company's last DOE management and operations contract expired in 1997. The Company is in the process of negotiating contract closeouts and does not anticipate incurring any material loss in excess of previously established reserves.

    In July 2001, the Company approved a plan to sell its Security and Detection Systems business. The results of operations of the Security and Detection Systems business were previously reported as part of the Instruments segment. The Company has accounted for the plan to sell its Security and Detection Systems business as a discontinued operation in accordance with APB Opinion No. 30, and accordingly, the results of operations of the Security and Detection Systems business have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements.

     Summary operating results of the discontinued operations for both Technical Services and Security and Detection Systems (through December 31, 2000) were as follows:

(In thousands)                                           2000             1999             1998
--------------                                        ---------        ---------        ---------
Sales .........................................       $ 107,900        $ 389,759        $ 630,214
Costs and Expenses ............................         105,903          359,214          587,647
                                                      ---------        ---------        ---------
Operating income from discontinued operations .           1,997           30,545           42,567
Other expense .................................          (2,571)          (5,396)            (493)
                                                      ---------        ---------        ---------
Income (loss) from discontinued operations
    before income taxes .......................            (574)          25,149           42,074
Provision for income taxes ....................           1,826            8,644           18,463
                                                      ---------        ---------        ---------
Income (loss) from discontinued operations, net
    of income taxes ...........................       $  (2,400)       $  16,505        $  23,611
                                                      =========        =========        =========

NOTE 8.  EARNINGS PER SHARE


     Basic earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding plus all potentially dilutive common shares outstanding, primarily shares issuable upon the exercise of stock options using the treasury stock method. The following table reconciles the number of shares utilized in the earnings per share calculations:

(In thousands)                             2000         1999         1998
--------------                           -------       ------       ------
Number of common shares -- basic .        98,212       91,044       90,644
Effect of dilutive securities
    Stock options ................         4,022        2,030        1,032
    Other ........................            44           64           92
                                         -------       ------       ------
Number of common shares -- diluted       102,278       93,138       91,768
                                         =======       ======       ======

         Options to purchase 54,400 and 184,000 shares of common stock were not included in the computation of diluted earnings per share for 2000 and 1998, respectively, because the options' exercise prices were greater than the average market price of the common shares and thus their effect would have been antidilutive. Additionally, the Company's zero coupon senior convertible debentures (See Note 14) are currently convertible into 10.8 million shares of the Company's common stock at approximately $42.50 per share. Conversion of the debentures was not assumed in the computation of diluted earnings per share because the effect of assumed conversion would have been antidilutive.


NOTE 9.  ACCOUNTS RECEIVABLE


     Accounts receivable were net of reserves for doubtful accounts of $14.5 million and $12.5 million as of December 31, 2000 and January 2, 2000, respectively. The increase is primarily due to the higher revenues in 2000 versus 1999 and the inclusion of NEN in 2000.

NOTE 10.  INVENTORIES


     Inventories as of December 31, 2000 and January 2, 2000, consisted of the following:

(IN THOUSANDS)           2000            1999
--------------           ----            ----
Finished goods ......  $ 84,184       $ 86,123
Work in progress ....    50,500         24,419
Raw materials .......    74,359         84,302
                       --------       --------
                       $209,043       $194,844
                       ========       ========

     The increase in inventories was primarily due to the acquisition of NEN in 2000.

NOTE 11.  PROPERTY, PLANT AND EQUIPMENT


     Property, plant and equipment, at cost, as of December 31, 2000 and January 2, 2000 consisted of the following:

(IN THOUSANDS)                              2000           1999
--------------                              ----           ----
Land ..............................       $ 26,058       $ 26,155
Building and leasehold improvements        143,314        122,947
Machinery and equipment ...........        376,590        337,087
                                          --------       --------
                                          $545,962       $486,189
                                          ========       ========

     Increases in property, plant and equipment due to the acquisition of NEN and capital expenditures during 2000 were partially offset by decreases resulting from dispositions and the effect of translating fixed assets denominated in non-U.S. currencies at current exchange rates.

NOTE 12.  INVESTMENTS


     Investments as of December 31, 2000 and January 2, 2000 consisted of the following:

(IN THOUSANDS)                             2000           1999
--------------                             ----           ----
Marketable investments ............       $21,936       $11,082
Joint venture and other investments        14,290         3,115
                                          -------       -------
                                          $36,226       $14,197
                                          =======       =======

     The primary components of the increase in investments in 2000 versus 1999 are certain strategic alliances and equity investments made through the Company's Life Sciences and Optoelectronics segments.

     Joint venture investments are accounted for using the equity method. Marketable investments consisted of trust assets which were carried at market value and were primarily invested in common stocks and fixed-income securities to meet the supplemental executive retirement plan obligation, as well as an $8 million equity investment in Genomic Solutions made in 2000. The market values were based on quoted market prices. As of December 31, 2000 the fixed-income securities, on average, had maturities of approximately 15 years.

   The net unrealized holding gain on marketable investments, net of deferred income taxes, reported as a component of accumulated other comprehensive income
(loss) in stockholders' equity, was $0.9 million and $0.4 million at December 31, 2000 and January 2, 2000, respectively. During 2000, the Company completed a strategic alliance with and made an initial $5 million investment in Bragg Photonics, a maker of key fiber optic components. The Company's initial 13% investment in Bragg Photonics was increased to 26% during the year for a total investment at December 31, 2000 of $10 million.

     Marketable investments classified as available for sale as of December 31, 2000 and January 2, 2000 consisted of the following:

                                  MARKET           GROSS UNREALIZED HOLDING
(IN THOUSANDS)                    VALUE          COST         GAINS        (LOSSES)
--------------                    -----          ----         -----        --------
2000
         Common stocks.......... $17,356       $16,021       $ 1,689        $(354)
         Fixed-income security..   4,143         4,074            69           --
         Other..................     437           492            --          (55)
                                 -------       -------       -------        -----
                                 $21,936       $20,587       $ 1,758        $(409)
                                 =======       =======       =======        =====
1999
         Common stocks.......... $ 7,046       $ 6,345       $   721        $ (20)
         Fixed-income security..   3,360         3,449            --          (89)
         Other..................     676           652            24           --
                                 -------       -------       -------        -----
                                 $11,082       $10,446       $   745        $(109)
                                 =======       =======       =======        =====

NOTE 13.  INTANGIBLE ASSETS


     Intangible assets consist mainly of goodwill from acquisitions accounted for using the purchase method of accounting, representing the excess of cost over the fair market value of the net assets of the acquired businesses. Goodwill is being amortized over periods of 10-40 years. Goodwill, net of accumulated amortization, was $660 million and $417 million at December 31, 2000 and January 2, 2000, respectively. Other identifiable intangible assets from acquisitions include patents, trademarks, trade names and developed technology and are being amortized over periods of 10-40 years. Other identifiable intangible assets, net of accumulated amortization, were $258 million and $175 million at December 31, 2000 and January 2, 2000, respectively. Intangible assets as of December 31, 2000 and January 2, 2000 consisted of the following:

(IN THOUSANDS)                                 2000              1999
--------------                                 ----              ----
Goodwill ...........................       $   714,949        $ 476,326
Other identifiable intangible assets           297,900          182,550
                                           -----------        ---------
                                             1,012,849          658,876
Accumulated amortization ...........           (94,784)         (66,926)
                                           -----------        ---------
                                           $   918,065        $ 591,950
                                           ===========        =========

     The increase in intangible assets resulted primarily from the NEN acquisition.

NOTE 14.  DEBT


     Short-term debt at December 31, 2000 was $186 million and was comprised primarily of commercial paper borrowings. The weighted average interest rate on the commercial paper borrowings, which had maturities of 60 days or less, was 6.7%.

    Short-term debt at January 2, 2000 was $382 million and included one-year promissory notes of $150 million issued to PE Corp. at an interest rate of 5%, money market loans of $85 million and commercial paper borrowings of $140 million.

    In March 2001, the Company's $300 million revolving credit facility was refinanced and will expire in March 2002 and the Company also refinanced an additional $100 million revolving credit facility which expires in March 2006. These agreements, which serve as backup facilities for the commercial paper borrowings, have no significant commitment fees. There were no amounts outstanding under these lines at January 2, 2000 or December 31, 2000.

     At December 31, 2000 and January 2, 2000, long-term debt was $583.3 million and $114.9 million, respectively, and included $115 million of unsecured ten-year notes issued in October 1995 at an interest rate of 6.8%, which mature in 2005 as well as $460 million of zero coupon senior convertible debentures described below. The carrying amount of the unsecured ten-year notes approximated the estimated fair value at December 31, 2000, based on a quoted market price. The estimated fair value of the convertible debentures approximated $558 million at December 31, 2000, also based on a quoted market price.

     In August 2000, the Company sold zero coupon senior convertible debentures with an aggregate purchase price of $460 million. The Company used the offering's net proceeds of approximately $448 million to repay a portion of its commercial paper borrowings, which had been increased temporarily to finance the NEN acquisition. Deferred issuance costs of $12 million were recorded as a noncurrent asset and are being amortized over three years. The debentures, which were offered by a prospectus supplement pursuant to the Company's effective shelf registration statement, are due August 2020, and were priced with a yield to maturity of 3.5%. At maturity, the Company will repay $921 million, comprised of $460 million of original purchase price plus accrued original issue discount. The Company may redeem some or all of the debentures at any time on or after August 7, 2003 at a redemption price equal to the issue price plus accrued original issue discount through the redemption date. Holders of the debentures may require the Company to repurchase some or all of the debentures in August 2003 and August 2010, or at any time when there is a change in control of the Company, as is customary and ordinary for debentures of this nature, at a repurchase price equal to the initial price to the public plus accrued original issue discount through the date of the repurchase. The debentures are currently convertible into 10.8 million shares of the Company's common stock at approximately $42.50 per share.

     In connection with the completion of the NEN acquisition on July 31, 2000, the Company paid approximately $350 million in cash as a part of the purchase price. In addition, the Company repaid approximately $50 million of outstanding indebtedness of NEN. The Company financed the acquisition and repayment of the outstanding indebtedness with $410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in early August with proceeds from the issuance of long-term convertible debentures, as discussed above.

NOTE 15.  ACCRUED EXPENSES


     Accrued expenses as of December 31, 2000 and January 2, 2000 consisted of the following:

(IN THOUSANDS)                                    2000           1999
--------------                                    ----           ----
Payroll and incentives .................       $ 39,946       $ 30,661
Employee benefits ......................         48,101         49,179
Federal, non-U.S. and state income taxes         39,140         46,083
Other accrued operating expenses .......        187,839        147,734
                                               --------       --------
                                               $315,026       $273,657
                                               ========       ========

     The increase is due primarily to the inclusion of NEN, which was acquired in 2000.

NOTE 16.  EMPLOYEE BENEFIT PLANS


     The following employee benefit plan disclosures include amounts and information, on a combined basis, for both the continuing and discontinued operations of the Company.

     Savings Plan: The Company has a savings plan for the benefit of qualified U.S. employees. Under this plan, the Company contributes an amount equal to the lesser of 55% of the amount of the employee's voluntary contribution or 3.3% of the employee's annual compensation. Savings plan expense charged to continuing operations was $5.4 million in 2000, $3.9 million in 1999, and $2.7 million in 1998.

     Pension Plans: The Company has defined benefit pension plans covering substantially all U.S. employees and non-U.S. pension plans for non-U.S. employees. The plans provide benefits that are based on an employee's years of service and compensation near retirement. Assets of the U.S. plan are comprised primarily of equity and debt securities.

     Net periodic pension cost included the following components:

(IN THOUSANDS)                          2000            1999            1998
--------------                          ----            ----            ----
Service cost .................       $  6,063        $  8,539        $  9,365
Interest cost ................         16,974          19,528          18,300
Expected return on plan assets        (17,998)        (23,130)        (23,360)
Net amortization and deferral            (487)           (645)           (825)
                                     --------        --------        --------
                                     $  4,552        $  4,292        $  3,480
                                     ========        ========        ========

     The following table sets forth the changes in the funded status of the principal U.S. pension plan and the principal non-U.S. pension plans and the amounts recognized in the Company's consolidated balance sheets as of December 31, 2000 and January 2, 2000.

                                                                      2000                               1999
                                                         --------------------------          --------------------------
(IN THOUSANDS)                                             NON-U.S.            U.S.           NON-U.S.           U.S.
--------------                                             --------            ----           --------           ----
Actuarial present value of benefit obligations:
Accumulated benefit obligations ..................       $  63,518         $ 157,587         $ 84,110         $ 144,588
                                                         =========         =========         ========         =========
Projected benefit obligations at beginning of year       $  91,888         $ 171,106         $ 32,571         $ 259,468
AI projected benefit obligations at date of
   acquisition ...................................              --                --           67,780                --
Service cost .....................................           1,439             4,624            1,528             7,011
Interest cost ....................................           4,778            12,196            3,872            15,656
Benefits paid ....................................          (3,398)           (9,677)          (2,345)          (11,802)
Actuarial loss (gain) ............................          (4,168)           (3,898)          (4,489)            1,859
Effect of exchange rate changes ..................          (6,251)               --           (7,029)               --
Dispositions .....................................         (17,584)               --               --                --
Settlement loss - discontinued operations ........              --                --               --            20,316
Curtailment gain - discontinued operations .......              --                --               --           (13,798)
Reduction of projected benefit obligations -
    discontinued operations ......................              --                --               --          (107,604)
                                                         ---------         ---------         --------         ---------
Projected benefit obligations at end of year .....          66,704           174,351           91,888           171,106
                                                         ---------         ---------         --------         ---------
Fair value of plan assets at beginning of year ...              --           254,535               --           310,024
Actual return on plan assets .....................              --           (14,038)              --            65,040
Benefits paid and plan expenses ..................              --            (9,678)              --           (12,679)
Transfer out - discontinued operations ...........              --              (472)              --          (107,850)
                                                         ---------         ---------         --------         ---------
Fair value of plan assets at end of year .........              --           230,347               --           254,535
                                                         ---------         ---------         --------         ---------
Plan assets less (greater) than projected benefit
    obligations ..................................          66,704           (55,996)          91,888           (83,429)
Unrecognized net transition asset ................              --               512               --             1,024
Unrecognized prior service costs .................            (732)              (52)            (918)              (54)
Unrecognized net gain ............................           3,252            19,469            2,385            48,078
                                                         ---------         ---------         --------         ---------
Accrued pension liability (asset) ................       $  69,224         $ (36,067)        $ 93,355         $ (34,381)
                                                         =========         =========         ========         =========
Actuarial assumptions as of the year-end
    measurement date:
    Discount rate ................................             6.0%              7.5%             5.8%              7.5%
    Rate of compensation increase ................             3.3%              4.5%             3.5%              4.5%
    Expected rate of return on assets ............              --               9.0%              --               9.0%

     Non-U.S. accrued pension liabilities classified as long-term liabilities totaled $86 million and $122 million as of December 31, 2000 and January 2, 2000, respectively. The U.S. pension asset was classified as other noncurrent assets.

     The Company also sponsors a supplemental executive retirement plan to provide senior management with benefits in excess of normal pension benefits. At December 31, 2000 and January 2, 2000, the projected benefit obligations were $16.4 million and $14.9 million, respectively. Assets with a fair value of $9.2 million and $9.8 million segregated in a trust, were available to meet this obligation as of December 31, 2000 and January 2, 2000, respectively. Pension expense for this plan was approximately $2.0 million in 2000, $1.8 million in 1999 and $1.4 million in 1998.

     Postretirement Medical Plans: The Company provides health care benefits for eligible retired U.S. employees under a comprehensive major medical plan or under health maintenance organizations where available. The majority of the Company's U.S. employees become eligible for retiree health benefits if they retire directly from the Company and have at least ten years of service. Generally, the major medical plan pays stated percentages of covered expenses after a deductible is met and takes into consideration payments by other group coverages and by Medicare. The plan requires retiree contributions under most circumstances and has provisions for cost-sharing changes. For employees retiring after 1991, the Company has capped its medical premium contribution based on employees' years of service. The Company funds the amount allowable under a 401(h) provision in the Company's defined benefit pension plan. Assets of the plan are comprised primarily of equity and debt securities.

     Net periodic postretirement medical benefit cost (credit) included the following components:

(IN THOUSANDS)                         2000           1999           1998
--------------                         ----           ----           ----
Service cost .................       $   232        $   289        $   360
Interest cost ................           992          1,036          1,250
Expected return on plan assets        (1,219)        (1,304)        (1,245)
Net amortization and deferral         (1,516)        (1,022)          (402)
                                     -------        -------        -------
                                     $(1,511)       $(1,001)       $   (37)
                                     =======        =======        =======

     The following table sets forth the changes in the postretirement medical plan's funded status and the amounts recognized in the Company's consolidated balance sheets at December 31, 2000 and January 2, 2000:

(IN THOUSANDS)                                                      2000             1999
--------------                                                      ----             ----
Actuarial present value of benefit obligations:
    Retirees .............................................       $ 10,379         $ 13,672
    Active employees eligible to retire ..................            371              800
    Other active employees ...............................          2,117            5,256
                                                                 --------         --------
Accumulated benefit obligations at beginning of year .....         12,867           19,728
                                                                 --------         --------
Service cost .............................................            232              289
Interest cost ............................................            992            1,036
Benefits paid ............................................         (1,196)          (1,204)
Actuarial loss (gain) ....................................            430           (2,782)
Plan adjustments .........................................            530               --
Settlement loss - discontinued operations ................             --              381
Curtailment gain - discontinued operations ...............             --           (2,350)
Reduction of projected benefit obligations -
    discontinued operations ..............................             --           (2,231)
                                                                 --------         --------
Change in accumulated benefit obligations during the year             988           (6,861)
                                                                 --------         --------
    Retirees .............................................         10,651           10,379
    Active employees eligible to retire ..................            400              371
    Other active employees ...............................          2,804            2,117
                                                                 --------         --------
Accumulated benefit obligations at end of year ...........         13,855           12,867
                                                                 --------         --------
Fair value of plan assets at beginning of year ...........         14,474           15,255
Actual return on plan assets .............................           (590)           3,214
Benefits paid and plan expenses ..........................         (1,630)            (757)
Transfer out - discontinued operations ...................             --           (3,238)
                                                                 --------         --------
Fair value of plan assets at end of year .................         12,254           14,474
Fair value of plan assets less (greater) than accumulated
    benefit obligations ..................................          1,601           (1,605)
Unrecognized prior service costs .........................           (489)              --
Unrecognized net gain ....................................          4,614            9,234
                                                                 --------         --------
Accrued post-retirement medical liability ................       $  5,726         $  7,629
                                                                 ========         ========
Actuarial assumptions as of the year-end measurement date:
    Discount rate ........................................            7.5%             7.5%
    Expected rate of return on assets ....................            9.0%             9.0%
    Health care cost trend rate:
         First year ......................................            8.0%             9.0%
         Ultimate ........................................            5.5%             5.5%
         Time to reach ultimate ..........................        3 years          4 years

     The accrued postretirement medical liability included $4.7 million and $6.6 million classified as long-term liabilities as of December 31, 2000 and January 2, 2000, respectively.

      If the health care cost trend rate was increased 1%, the accumulated postretirement benefit obligations would have increased by approximately $0.6 million at December 31, 2000. The effect of this increase on the annual cost for 2000 would have been approximately $42,000. If the health care cost trend rate was decreased 1%, the accumulated postretirement benefit obligations would have decreased by approximately $0.5 million at December 31, 2000. The effect of this decrease on the annual cost for 2000 would have been approximately $37,000.

      Deferred Compensation Plans: During 1998, the Company implemented certain nonqualified deferred compensation programs that provide benefits payable to officers and certain key employees or their designated beneficiaries at specified future dates, upon retirement or death. Benefit payments under these plans are funded by a combination of contributions from participants and the Company.

      Other: In April 1999, the Company's stockholders approved the 1999 Incentive Plan, under which cash performance awards as well as an aggregate of
3.5 million shares of the Company's common stock were made available for option grants, restricted stock awards, performance units and other stock-based awards.

NOTE 17.  REIMBURSEMENT OF INVESTED CAPITAL


      In 1997, the Company received a $30.4 million payment as part of the negotiation of a joint development contract. This payment represented a $27 million reimbursement of previously invested capital, which will be amortized to income over the estimated life of the related assets, and a $3.4 million reimbursement of cost of capital, which was included in other income. The reimbursement, net of accumulated amortization, included in long-term liabilities was $11 million as of December 31, 2000 and $15.3 million as of January 2, 2000.

NOTE 18.  COMMITMENTS AND CONTINGENCIES


      The Company is subject to various claims, legal proceedings and investigations covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company has established accruals for matters that are probable and reasonably estimable. Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial position or results of operations of the Company.

      In addition, the Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party (PRP) for certain waste disposal sites. The Company accrues for environmental issues in the accounting period that the Company's responsibility is established and when the cost can be reasonably estimated. The Company has accrued $8.8 million as of December 31, 2000, representing management's estimate of the total cost of ultimate disposition of known environmental matters. Such amount is not discounted and does not reflect any recovery of any amounts through insurance or indemnification arrangements. These cost estimates are subject to a number of variables, including the stage of the environmental investigations, the magnitude of the possible contamination, the nature of the potential remedies, possible joint and several liability, the timeframe over which remediation may occur and the possible effects of changing laws and regulations. For sites where the Company has been named a PRP, management does not currently anticipate any additional liability to result from the inability of other significant named parties to contribute. The Company expects that such accrued amounts could be paid out over a period of up to five years. As assessments and remediation activities progress at each individual site, these liabilities are reviewed and adjusted to reflect additional information as it becomes available. There have been no environmental problems to date that have had or are expected to have a material effect on the Company's financial position or results of operations. While it is reasonably possible that a material loss exceeding the amounts recorded may have been incurred, the preliminary stages of the investigations make it impossible for the Company to reasonably estimate the range of potential exposure.

      The Company has received notices from the Internal Revenue Service (IRS) asserting deficiencies in federal corporate income taxes for the Company's 1985 to 1994 tax years. The total additional tax proposed by the IRS amounts to $74 million plus interest. The Company has filed petitions in the United States Tax Court to challenge most of the deficiencies asserted by the IRS. The Company believes that it has meritorious legal defenses to those deficiencies and believes that the ultimate outcome of the case will not result in a material impact on the Company's consolidated results of operations or financial position.

NOTE 19.  RISKS AND UNCERTAINTIES


     For information concerning various investigations, claims, legal proceedings, environmental investigations and remedial actions, and notices from the IRS, see Note 18. For information concerning factors affecting future performance, see Management's Discussion and Analysis.

     Costs incurred under cost-reimbursable government contracts, primarily in the former Technical Services segment, which is presented as discontinued operations, are subject to audit by the government. The results of prior audits, completed through 1996, have not had a material effect on the Company.

     The Company's management and operations contracts with the DOE are presented as discontinued operations. The Company's last DOE management and operations contract expired on September 30, 1997. The Company is in the process of negotiating contract closeouts and does not anticipate incurring any material loss in excess of previously established reserves.

NOTE 20.  STOCKHOLDERS' EQUITY


     Stock-Based Compensation: Under the 1999 Incentive Plan, 3.5 million additional shares of the Company's common stock were made available for option grants, restricted stock awards, performance units and other stock-based awards. At December 31, 2000, 1.9 million shares of the Company's common stock were reserved for employee benefit plans.

     The Company has nonqualified and incentive stock option plans for officers and key employees. Under these plans, options may be granted at prices not less than 100% of the fair market value on the date of grant. Options expire 7-10 years from the date of grant, and options granted become exercisable, in ratable installments, over periods of 3-5 years from the date of grant. The Compensation Committee of the Board of Directors, at its sole discretion, may also include stock appreciation rights in any option granted. There are no stock appreciation rights outstanding under these plans.

     The following table summarizes stock option activity for the three years ended December 31, 2000:

                                               2000                       1999                      1998
                                     ------------------------     ----------------------    -----------------------
                                                    WEIGHTED-                  WEIGHTED-                  WEIGHTED-
                                      NUMBER         AVERAGE       NUMBER       AVERAGE      NUMBER        AVERAGE
(SHARES IN THOUSANDS)                OF SHARES        PRICE       OF SHARES      PRICE      OF SHARES       PRICE
---------------------                ---------        -----       ---------      -----      ---------       -----
Outstanding at beginning of year        9,144        $11.77        6,600        $10.03        8,374        $ 9.82
Granted ........................        5,564         25.39        5,422         12.97        1,136         11.41
Exercised ......................       (3,724)        10.12       (2,218)         9.54       (2,418)         9.94
Lapsed .........................       (1,334)        15.51         (660)        11.64         (492)        10.15
                                       -------                    -------                    -------
Outstanding at end of year .....        9,650         19.52        9,144         11.77        6,600         10.03
                                       =======                    =======                    =======
Exercisable at end of year .....        2,490         12.71        3,702          9.66        3,080          9.73
                                       =======                    =======                    =======


The following table summarizes information about stock options outstanding at December 31, 2000:

                                                  OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                                                  -------------------                     -------------------
                                                     WEIGHTED-
                                                      AVERAGE          WEIGHTED-                       WEIGHTED-
                                                     REMAINING          AVERAGE                         AVERAGE
        RANGE OF                   NUMBER OF        CONTRACTUAL         EXERCISE        NUMBER OF       EXERCISE
     EXERCISE PRICES                SHARES          LIFE (YEARS)         PRICE           SHARES          PRICE
 ---------------------            ----------        ------------         -----           ------          -----
                             (Shares in thousands)
$1.55-10.82................             1,244           4.8             $  9.77             750         $  9.26
10.88-13.88................             2,316           5.6               13.13           1,376           13.22
14.22-19.86................             4,312           5.9               18.47             342           15.02
20.32-59.28................             1,778           6.6               36.77             124           47.43

    During 2000, approximately 5,564,000 options were granted pursuant to the 1999 Incentive Plan at exercise prices ranging from $19.83 per share to $59.28 per share. During 1999, 3,222,000 options were granted pursuant to the 1992 Stock Option Plan at exercise prices ranging from $12.88 per share to $14.41 per share; 842,000 options were granted pursuant to the 1999 Incentive Plan at exercise prices ranging from $14.85 per share to $19.60 per share and 500,000 options were granted to an officer at an exercise price of $13.63 per share pursuant to a plan other than the 1992 and 1999 Plans. In connection with the acquisition of Lumen Technologies, Lumen options were converted into approximately 858,000 Company stock options, effective January 5, 1999. These options had an average exercise price of $7.24 per share and were fully vested. In January 1998, the Board of Directors granted 800,000 options to an officer at an exercise price of $10.60 per share; 400,000 options were granted pursuant to the 1992 Plan, and 400,000 options were granted pursuant to a plan other than the 1992 Plan. In addition, 335,000 options were granted pursuant to the 1992 Plan at various dates in 1998 at exercise prices ranging from $11.57 per share to $15.13 per share.

     The weighted-average fair values of options granted during 2000, 1999 and 1998 were $8.83, $4.57 and $3.42, respectively. The values were estimated on the date of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used in the model:

                                                                   2000           1999         1998
                                                                   ----           ----         ----
Risk-free interest rate..................................           6.5%          4.9%          5.4%
Expected dividend yield..................................             2%            2%            2%
Expected lives...........................................      3.7 years     5.5 years       6 years
Expected stock volatility................................            46%           27%           27%

     In April 1999, the Company's stockholders approved the 1998 Employee Stock Purchase Plan, whereby participating employees currently have the right to purchase common stock at a price equal to 85% of the lower of the closing price on the first day or the last day of the six-month offering period. The number of shares which an employee may purchase, subject to certain aggregate limits, is determined by the employee's voluntary contribution, which may not exceed 10% of base compensation. During 2000, the Company issued 420,288 shares under this plan at a weighted-average price of $21.84 per share. During 1999, the Company issued 716,000 shares under this plan at a weighted-average price of $11.07 per share. There remains available for sale to employees an aggregate of 3.8 million shares of the Company's stock out of 5 million shares authorized by the stockholders.

     As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company continues to apply APB Opinion No. 25 in accounting for its stock option and stock purchase plans. As required, the following table discloses pro forma net income and diluted earnings per share had compensation cost for the Company's stock-based compensation plans been determined based on the fair value approach:

(IN THOUSANDS EXCEPT PER SHARE DATA)                             2000            1999          1998
------------------------------------                             ----            ----          ----
Net income:
  As reported.............................................    $ 90,520       $  154,316     $ 102,002
  Pro forma...............................................      76,092          145,354       100,000
Diluted earnings per share:
  As reported.............................................         .89             1.66          1.11
  Pro forma...............................................         .76             1.56          1.09

     Pro forma compensation cost may not be representative of that to be expected in future years since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

     Shareholder Rights Plan: Under a Shareholder Rights Plan, preferred stock purchase rights were distributed on February 8, 1995 as a dividend at the rate of one right for each share of common stock outstanding. Each right, when exercisable, entitles a stockholder to purchase one one-thousandth of a share of a new series of junior participating preferred stock at a price of $30. The rights become exercisable only if a person or group acquires 20% or more or announces a tender or exchange offer for 30% or more of the Company's common stock. This preferred stock is nonredeemable and will have 1,000 votes per share. The rights are nonvoting, expire in 2005 and may be redeemed prior to becoming exercisable. The Company has reserved 70,000 shares of preferred stock, designated as Series C Junior Participating Preferred Stock, for issuance upon exercise of such rights. If a person (an Acquiring Person) acquires or obtains the right to acquire 20% or more of the Company's outstanding common stock (other than pursuant to certain approved offers), each right (other than rights held by the Acquiring Person) will entitle the holder to purchase shares of common stock of the Company at one-half of the current market price at the date of occurrence of the event. In addition, in the event that the Company is involved in a merger or other business combination in which it is not the surviving corporation or in connection with which the Company's common stock is changed or converted, or it sells or transfers 50% or more of its assets or earning power to another person, each right that has not previously been exercised will entitle its holder to purchase shares of common stock of such other person at one-half of the current market price of such common stock at the date of the occurrence of the event.

     Comprehensive Income: The components of accumulated other comprehensive income (loss) were as follows:

                               FOREIGN CURRENCY                      ACCUMULATED OTHER
                                  TRANSLATION     UNREALIZED GAINS     COMPREHENSIVE
(IN THOUSANDS)                    ADJUSTMENTS      ON SECURITIES       INCOME (LOSS)
--------------                    -----------      -------------       -------------
Balance, December 28, 1997         $ (4,380)          $ 523             $ (3,857)
Current year change ......            7,723            (137)               7,586
                                   --------           -----             --------
Balance, January 3, 1999 .            3,343             386                3,729
Current year change ......          (17,804)             35              (17,769)
                                   --------           -----             --------
Balance, January 2, 2000 .          (14,461)            421              (14,040)
Current year change ......          (25,484)            482              (25,002)
                                   --------           -----             --------
Balance, December 31, 2000         $(39,945)          $ 903             $(39,042)
                                   ========           =====             ========

     The tax effects related to each component of other comprehensive income
(loss) were as follows:

                                                               BEFORE-TAX   TAX (PROVISION)     AFTER-TAX
(IN THOUSANDS)                                                   AMOUNT         BENEFIT          AMOUNT
--------------                                                   ------         -------          ------
2000
Foreign currency translation adjustments .............         $(25,484)         $  --          $(25,484)
Unrealized losses on securities:
  Losses arising during the period ...................              673           (192)              481
  Reclassification adjustment ........................                1             --                 1
                                                               --------          -----          --------
Net unrealized gains .................................              674           (192)              482
                                                               --------          -----          --------
Other comprehensive income (loss) ....................         $(24,810)         $(192)         $(25,002)
                                                               ========          =====          ========
1999
Foreign currency translation adjustments .............         $(17,804)         $  --          $(17,804)
Unrealized gains on securities:
  Gains arising during the period ....................              143            (50)               93
  Reclassification adjustment ........................              (89)            31               (58)
                                                               --------          -----          --------
Net unrealized gains .................................               54            (19)               35
                                                               --------          -----          --------
Other comprehensive income (loss) ....................         $(17,750)         $ (19)         $(17,769)
                                                               ========          =====          ========
1998
Foreign currency translation adjustments .............         $  4,608          $  --          $  4,608
Reclassification adjustment for translation
  losses realized upon sale of Sealol Industrial Seals            3,115             --             3,115
Unrealized losses on securities arising during
  the period .........................................             (211)            74              (137)
                                                               --------          -----          --------
Other comprehensive income ...........................         $  7,512          $  74          $  7,586
                                                               ========          =====          ========

NOTE 21.  FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company believes it had no significant concentrations of credit risk as of December 31, 2000.

     In the ordinary course of business, the Company enters into foreign exchange forward contracts for periods consistent with its committed exposures to mitigate the effect of foreign currency movements on transactions denominated in foreign currencies. Transactions covered by hedge contracts include intercompany and third-party receivables and payables. The contracts are primarily in European and Asian currencies, generally have maturities that do not exceed one month and have no cash requirements until maturity. Credit risk and market risk are minimal because the forward contracts are with very large banks, and gains and losses are offset against foreign exchange gains and losses on the underlying hedged transactions. Realized gains and losses on foreign currency instruments, which are hedges of committed transactions on assets and liabilities, are recognized at the time the underlying transaction is completed.

   Realized and unrealized gains and losses on forward contracts, which are not hedges of committed transactions, are recognized in income. The notional amount of outstanding forward contracts was approximately $190 million as of December 31, 2000 and $75 million at January 2, 2000. The carrying value as of December 31, 2000 and January 2, 2000, which approximated fair value, was not significant.

         See Notes 1, 12 and 14 for disclosures about fair values, including methods and assumptions, of other financial instruments.


NOTE 22.  LEASES

     The Company leases certain property and equipment under operating leases. Rental expense charged to continuing operations for 2000, 1999 and 1998 amounted to $18.1 million, $19 million and $10 million, respectively. Minimum rental commitments under noncancelable operating leases are as follows: $16.0 million in 2001, $8.0 million in 2002, $6.3 million in 2003, $5.3 million in 2004, $5 million in 2005 and $31 million after 2005.

     Rental expenses charged to discontinued operations for 2000, 1999 and 1998 amounted to $0.9 million, $0.2, and $0.1, respectively. Minimum rental commitments under noncancelable operating leases are as follows: $0.4 million in 2001, $0.3 million in 2002 and $0.2 million in 2003.


NOTE 23.  INDUSTRY SEGMENT AND GEOGRAPHIC AREA INFORMATION


     In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which changed the way the Company reports information about its operating segments. The Company's businesses are reported as four reportable segments which reflect the Company's management and structure under four SBUs. The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on operating profit. Intersegment sales and transfers are not significant.

     The operating segments and their principal products and services are:

     Life Sciences: Sample handling and measuring instruments, computer software and chemical reagents for use in bio-screening and population screening laboratories. Bio-screening activities include academic research applications and drug discovery applications in high throughput screening laboratories of major pharmaceutical companies. Population screening activities include inherited and infectious disease screening, as well as routine clinical diagnostics.

     Optoelectronics: A broad spectrum of optoelectronic products, including large area amorphous silicon detectors, high volume and high-performance specialty lighting sources, detectors, imaging devices, as well as telecom products, which include emitters, receivers and mux arrays.

     Instruments: Products and services for measurement and testing applications, including analytical instruments for the pharmaceutical, food and beverage, environmental, chemical and plastics industries.

     Fluid Sciences: Static and dynamic seals, sealing systems, solenoid valves, bellows devices, advanced pneumatic components, systems and assemblies and sheet metal-formed products for original equipment manufacturers and end users.

     Sales to U.S. government agencies, which were predominantly to the Department of Defense and NASA in the former Technical Services segment, which is reflected as discontinued operations in the accompanying financial statements (see Note 7), were $326 million and $524 million in 1999 and 1998, respectively.

Sales and operating profit by segment for the three years ended December 31, 2000 are shown in the table below:

(IN THOUSANDS)                                          2000          1999          1998
--------------                                          ----          ----          ----
LIFE SCIENCES

Sales............................................   $  221,401    $  158,009      $134,635
Operating Profit.................................       (3,636)       15,768         9,044

OPTOELECTRONICS

Sales............................................      496,851       447,681       274,506
Operating Profit (Loss)..........................       96,931        40,317        (4,133)

INSTRUMENTS

Sales............................................      617,361       445,145       108,338
Operating Profit (Loss)..........................       56,897       (25,334)        1,708

FLUID SCIENCES

Sales............................................      251,754       225,311       237,537
Operating Profit.................................       45,071        31,078         3,887

OTHER

Sales............................................           --            --        22,666
Operating Profit.................................      (10,685)       (1,188)      104,279
CONTINUING OPERATIONS
Sales............................................   $1,587,367    $1,276,146      $777,682
Operating Profit.................................   $  184,578    $   60,641      $114,785

         The Company's Technical Services segment, former Department of Energy segment and Detection and Security Systems business (formerly included in the Instruments segment) are presented as discontinued operations and, therefore, are not included in the preceding table. The results for the periods presented included certain nonrecurring items which are discussed in the Management's Discussion and Analysis section of this document.

     Additional information relating to the Company's operating segments is as follows:

                                                   DEPRECIATION AND
                                                 AMORTIZATION EXPENSE                    CAPITAL EXPENDITURES
                                          ----------------------------------      ----------------------------------
             (IN THOUSANDS)                 2000         1999         1998          2000         1999         1998
             --------------                 ----         ----         ----          ----         ----         ----
             Life Sciences..........      $ 17,719     $  6,189     $  5,059      $ 16,239     $  7,465     $  5,415
             Optoelectronics........        25,967       34,430       25,615        34,242       21,155       17,256
             Instruments............        21,172       17,019        9,925         3,881        4,818        7,774
             Fluid Sciences.........        10,663        7,093        6,042        10,895        4,515       10,325
             Other..................           859        1,111        1,221           956        1,402        3,111
                                          --------     --------     --------      --------     --------     --------
               Continuing operations      $ 76,380     $ 65,842     $ 47,862      $ 66,213     $ 39,355     $ 43,881
                                          ========     ========     ========      ========     ========     ========
               Discontinued operations    $  2,768     $  1,114     $  2,517      $  4,385     $  3,078     $  2,641
                                          ========     ========     ========      ========     ========     ========

                                                                           TOTAL ASSETS
                                                                   --------------------------
              (IN THOUSANDS)                                             2000          1999
              --------------                                             ----          ----
              Life Sciences...............................         $    600,168    $  125,025
              Optoelectronics.............................              512,395       448,453
              Instruments.................................              720,195       821,271
              Fluid Sciences..............................              123,096       102,421
              Other (including discontinued operations)...              276,276       199,723
                                                                   ------------    ----------
                                                                   $  2,232,130    $1,696,893
                                                                   ============    ==========

The following geographic area information for continuing operations includes sales based on location of external customer and net property, plant and equipment based on physical location:

                                             SALES
                                             -----
(IN THOUSANDS)             2000               1999             1998
--------------             ----               ----             ----
U.S. .........         $  755,152         $  626,983         $417,147
United Kingdom             97,130             59,624           37,289
Germany ......            100,445             97,160           66,207
Japan ........             77,062             73,527           28,265
France .......             51,787             42,425           28,375
Italy ........             55,046             56,011           17,192
Other Non-U.S             450,745            320,416          183,207
                       ----------         ----------         --------
                       $1,587,367         $1,276,146         $777,682
                       ==========         ==========         ========

                                 NET PROPERTY, PLANT AND
                                        EQUIPMENT
                                        ---------
(IN THOUSANDS)                    2000             1999
--------------                    ----             ----
U.S. .................         $159,432         $129,806
Germany ..............           14,137           21,570
Finland ..............           26,356           17,277
Canada ...............           19,051           14,718
United Kingdom .......           12,376           12,822
Other Non-U.S. .......           41,648           27,375
                               --------         --------
                               $273,000         $223,568
                               ========         ========

NOTE 24.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Selected quarterly financial information follows:

                                                               First        Second          Third        Fourth
(IN THOUSANDS EXCEPT PER SHARE DATA)                                                                                       YEAR
------------------------------------                                                                                       ----
                                                             QUARTER       QUARTER        QUARTER       QUARTER
                                                             -------       -------        -------       -------
2000
Sales ................................................     $ 373,403     $ 369,510      $ 402,542      $ 441,912     $1,587,367
Operating income from continuing operations ..........        41,248        48,541         25,867         66,679        184,578
Income from continuing operations before income
taxes ................................................        34,258        41,374         12,196         57,235        145,063
Income (loss) from continuing operations .............        23,731        30,012         (3,410)        38,138         88,467
Net income ...........................................        16,243        35,573          2,080         36,624         90,520
Basic earnings (loss) per share:
Continuing operations ................................           .24           .31           (.03)           .38            .90
Net income ...........................................           .17           .36            .02            .37            .92
Diluted earnings (loss) per share:
Continuing operations ................................           .24           .30           (.03)           .36            .86
Net income ...........................................           .16           .35            .02            .35            .89
Cash dividends per common share ......................           .07           .07            .07            .07            .28
Market price of common stock:
High .................................................         39.63         34.38          53.50          59.57          59.57
Low ..................................................         19.53         25.00          31.07          44.53          19.53
Close ................................................         33.25         33.07          52.19          52.50          52.50
1999
Sales ................................................     $ 225,183     $ 286,529      $ 363,061      $ 401,373     $1,276,146
Operating income (loss) from continuing operations ...        15,399         3,090         (2,155)        44,307         60,641
Income (loss) from continuing operations before
   income taxes ......................................        11,001          (901)        (8,999)        44,301         45,402
Income (loss) from continuing operations .............         8,679        (4,722)        (5,903)        29,477         27,531
Net income ...........................................        14,087         3,617        103,773         32,289        154,316
Basic earnings (loss) per share:
Continuing operations ................................           .10          (.05)          (.07)           .32            .30
Net income ...........................................           .16           .04           1.13            .36           1.69
Diluted earnings (loss) per share:
Continuing operations ................................           .09          (.05)          (.11)           .31            .30
Net income ...........................................           .15           .04           1.13            .35           1.66
Cash dividends per common share ......................           .07           .07            .07            .07            .28
Market price of common stock:
High .................................................         15.10         18.13          19.97          22.50          22.50
Low ..................................................         12.75         13.25          15.75          18.32          12.75
Close ................................................         13.38         17.88          19.38          20.85          20.85

NOTE 25.  SUBSEQUENT EVENT

Stock Split

     At the Company's April 24, 2001 Annual Meeting of Stockholders, an increase in the number of authorized shares of common stock from 100,000,000 to 300,000,000 was approved. At the April 24, 2001 Board of Directors' Meeting a two-for-one stock split was approved and was effected on June 1, 2001 by means of a 100% stock dividend to stockholders of record on May 15, 2001.


NOTE 26.  EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITORS' REPORT


Acquisition

     On July 16, 2001, the Company announced that it had entered into an agreement to acquire Packard BioScience (Packard). Packard is a leading supplier of automated liquid handling, sample preparation tools and advanced biochip technologies. The transaction will be a stock merger whereby, when consummated, the shareholders of Packard will receive 0.311 shares of the Company's common stock for each share of Packard common stock. The transaction is expected to be valued at approximately $750 million and is expected to close by year end. Packard generated sales of approximately $165 million for its fiscal year ended December 31, 2000. The transaction, which has been approved by the Board of Directors of both companies, is subject to the approval of the Company's shareholders and Packard's shareholders, regulatory approval, and other customary closing conditions. The transaction will be accounted for as a purchase in accordance with recently issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Intangible Assets, whereby the purchase price will be allocated to the assets, including all intangible assets, and liabilities assumed based on their respective fair values.

I F.   REPORT OF INDEPENDENT ACCOUNTANTS


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of PerkinElmer, Inc.:

     We have audited the accompanying consolidated balance sheets of PerkinElmer, Inc. (a Massachusetts corporation) and subsidiaries as of December 31, 2000 and January 2, 2000 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2000, January 2, 2000, and January 3, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PerkinElmer, Inc. and subsidiaries as of December 31, 2000 and January 2, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000, January 2, 2000 and January 3, 1999 in conformity with accounting principles generally accepted in the United States.


/s/ ARTHUR ANDERSEN LLP
---------------------------------
Boston, Massachusetts
January 25, 2001 (Except with respect to the matters discussed in Notes 7 and 25, for which the dates are August 2, 2001 and June 1, 2001, respectively).

II.   OTHER ANNUAL INFORMATION

II A. PERKINELMER, INC. AND SUBSIDIARIES
      SELECTED FINANCIAL INFORMATION FOR THE FIVE YEARS ENDED DECEMBER 31, 2000

                         SELECTED FINANCIAL INFORMATION
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 2000

(IN THOUSANDS WHERE APPLICABLE)                            2000             1999              1998            1997          1996
                                                           ----             ----              ----            ----          ----
OPERATIONS:
Sales .........................................     $ 1,587,367       $1,276,146        $  777,682        $845,661      $845,752
Operating income from continuing operations ...         184,578           60,641           114,785          15,010        45,655
Income from continuing operations .............          88,467           27,531            78,391           3,682        26,243
Income (loss) from discontinued operations, net
    of income taxes ...........................          (2,400)          16,505            23,611          30,010        33,733
Gain on dispositions of discontinued
    operations, net of income taxes ...........           4,453          110,280                --              --            --
Net income ....................................          90,520          154,316           102,002          33,692        60,156
Basic earnings per share:
     Continuing operations ....................             .90              .30               .87             .04           .28
     Discontinued operations ..................             .02             1.39               .26             .33           .36
     Net income ...............................             .92             1.69              1.13             .37           .64
Diluted earnings per share:
     Continuing operations ....................             .86              .30               .85             .04           .28
     Discontinued operations ..................             .03             1.36               .26             .33           .36
     Net income ...............................             .89             1.66              1.11             .37           .63
Weighted-average common shares outstanding:
     Basic ....................................          98,212           91,044            90,644          91,514        94,596
     Diluted ..................................         102,278           93,138            91,768          91,796        94,944
FINANCIAL POSITION:
Total assets ..................................     $ 2,232,130       $1,696,893        $1,103,351        $740,664      $744,120
Short-term debt ...............................         185,411          382,162           157,888          46,167        21,499
Long-term debt ................................         583,337          114,855           129,835         114,863       115,104
Long-term liabilities .........................         230,991          196,648           124,929          96,034        76,105
Stockholders' equity ..........................         728,389          550,776           399,667         328,388       365,106
Total debt/total capital ......................              51%              47%               42%             33%           27%
Common shares outstanding .....................          99,548           92,732            89,492          90,666        92,618
CASH FLOWS:
Cash flows from continuing operations .........     $   145,025       $   99,815        $   39,133        $ 11,187      $ 48,109
Cash flows from discontinued operations .......          (5,604)          17,480            30,469          23,651        32,049
Cash flows from operating activities ..........         139,421          117,295            69,602          34,838        80,158
Depreciation and amortization from continuing
operations ....................................          76,380           65,842            47,862          41,583        38,096
Capital expenditures for continuing operations           66,213           39,355            43,881          47,964        79,120
Purchases of common stock .....................          10,589              970            41,217          28,104        30,760
Cash dividends per common share ...............             .28              .28               .28             .28           .28


Note: The information presented above includes in-process research and development charges, revaluation of acquired inventory, gains, restructuring and other nonrecurring items discussed in greater detail within Item 7, Management's Discussion and Analysis of Results of Operations and Financial Condition.

II B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATING TO ANNUAL FINANCIAL INFORMATION

OVERVIEW

     Fiscal 2000 represented the third year of the Company's transformation into a global, high technology leader. During 2000, the Company continued its focus on shifting the portfolio of businesses to higher growth potential. The Company completed several acquisitions and divestitures including:

     - acquisition of NEN Life Sciences

     - divestiture of Berthold business

     - divestiture of Judson business

     - divestiture of IC Sensors business

     In the second quarter of 2001, the Company announced its plan to dispose of its Security and Detection Systems business.

     These transactions resulted in gains from divestitures, acquisition-related charges and restructuring charges. The table presented below reconciles the reported results of the Company in the accompanying financial statements to the financial results before nonrecurring items. On this adjusted basis, EPS increased 22% during 2000 to $1.05 versus $.86 in 1999. Cash EPS increased 25% to $1.34 in 2000 versus $1.07 in 1999.

                                                      2000            1999
                                                      ----            ----
Diluted EPS, as reported ..................       $    .89        $   1.66
Gains on dispositions .....................           (.28)          (1.32)
Acquisition and divestiture related charges            .39             .26
Restructuring related charges .............            .05             .26
                                                  --------        --------
"Adjusted" EPS ............................           1.05             .86
Goodwill and intangibles amortization .....            .29             .21
                                                  --------        --------
"Cash" EPS ................................       $   1.34        $   1.07
                                                  ========        ========

   Excluding results of discontinued operations, 2000 adjusted EPS was $.95 versus $.65 in 1999, representing an increase of 46%.

ACQUISITIONS AND DIVESTITURES

     On July 31, 2000, the Company completed its acquisition of NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry.

     The Company purchased NEN from an investor group led by Genstar Capital LLC for an aggregate purchase price of approximately $400 million. In connection with the acquisition, the Company paid approximately $350 million in cash and issued warrants to purchase approximately 600,000 shares of the Company's common stock in exchange for all of the outstanding shares, options and warrants of NEN. In addition, the Company repaid approximately $50 million of outstanding indebtedness of NEN. The Company financed the acquisition and repayment of the outstanding indebtedness with $410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in early August with proceeds from the issuance of long-term convertible debentures.

     NEN's operations, included in the consolidated results of the Company from the date of acquisition, are reported in the Life Sciences segment. The acquisition was accounted for as a purchase under APB Opinion No.16, and the Company allocated the purchase price of NEN based on the fair values of the net assets acquired and liabilities assumed. The allocation of the purchase price has not yet been finalized, however, the Company does not expect material changes. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $24.3 million for acquired in-process R&D for projects that had not reached technological feasibility as of the acquisition date and for which no alternative use existed. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects; these costs were expensed in he third quarter of 2000. Other acquired intangible assets totaling $75.9 million included the fair value of trade names, trademarks, patents and developed technology. Goodwill of $270.8 million resulting from the acquisition of NEN is being amortized over 20 years. Approximately $4 million has been recorded as accrued restructuring costs in connection with the acquisition of NEN. The restructuring plans include initiatives to integrate the operations of the Company and NEN, and to reduce overhead. The primary components of these plans relate to employment costs, consolidation of certain facilities, and the termination of certain leases and other contractual obligations. Management is in the process of developing its restructuring plans related to NEN, and accordingly, the amounts recorded are based on management's current estimate of these costs. The Company will finalize these plans during 2001, and the majority of the restructuring actions are expected to occur during 2001.

     On May 28, 1999, the Company completed its acquisition of the Analytical Instruments Division (AI) of PE Corp. for an aggregate purchase price of approximately $425 million, plus acquisition costs. In addition, under the terms of the Purchase Agreement dated March 8, 1999 between the Company and PE Corp. (the "Purchase Agreement"), the Company assumed German and other pension liabilities of approximately $65 million. These pension liabilities were historically funded on a pay-as-you go basis, and the funding going-forward is expected to remain consistent. The acquisition was accounted for as a purchase under Accounting Principles Board (APB) Opinion No. 16 and the Company allocated the purchase price of AI based on the fair values of the net assets acquired and liabilities assumed. AI produces high-quality analytical testing instruments and consumables, and generated 1998 fiscal year sales of $569 million. AI's operations are reported in the Company's Instruments segment. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $23 million for acquired in-process R&D. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of the acquisition of AI, the development of these projects had not yet reached technological feasibility, and the R&D in process had no alternative future uses. Accordingly, these costs were expensed in the second quarter of 1999. Other acquired intangibles totaling $163.8 million included the fair value of trade names, trademarks, patents and developed technology. These intangibles are being amortized over their respective estimated useful lives ranging from 10-40 years. Goodwill resulting from the acquisition of AI is being amortized over 40 years. Approximately $28 million was recorded as accrued restructuring charges in connection with the acquisition of AI. The restructuring plans include initiatives to integrate the operations of the Company and of AI, and reduce overhead. The primary components of these plans relate to: (a) employee termination benefits and related costs for approximately 20% of the acquired workforce of approximately 3,000 employees; (b) consolidation or shutdown of certain operational facilities worldwide and (c) termination of certain leases and other contractual obligations.

       During the second quarter of 2000, the Company finalized its restructuring plan for AI. Based on continued aggressive actions by the Company to improve the cost structure of the acquired business, and increased costs related primarily to employment integration, the Company adjusted its original estimate of restructuring costs in connection with purchase accounting. The majority of the remaining restructuring actions are expected to occur through fiscal 2001.

    On December 16, 1998, the Company acquired substantially all of the outstanding common stock and options of Lumen Technologies, Inc. (Lumen), maker of high-technology specialty light sources. The purchase price of approximately $253 million, which included $75 million of assumed debt, was funded with existing cash and commercial paper borrowings. The acquisition was accounted for as a purchase under APB Opinion No. 16, and the Company allocated the purchase price of Lumen based on the fair values of the assets acquired and liabilities assumed. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $2.3 million for acquired in-process R&D for projects that did not have future alternative uses. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of the acquisition, the development of these projects had not yet reached technological feasibility, and the R&D in process had no alternative future uses. Accordingly, these costs were expensed in the fourth quarter of 1998. Acquired intangibles totaling $11.8 million included the fair value of trade names, trademarks and patents. These intangibles are being amortized over their estimated useful life of 10 years. Goodwill resulting from the Lumen acquisition is being amortized over 30 years. Approximately $5 million was recorded as accrued restructuring charges in connection with the acquisition. The restructuring plans included initiatives to integrate the operations of the Company and Lumen, and to reduce overhead. The primary components of these plans related to: (a) transfer of certain manufacturing activities to lower-cost facilities, (b) integration of the sales and marketing organization and (c) termination of certain contractual obligations. The restructuring actions have been completed.

     During the first quarter of 2000, the Company sold its micromachined sensors and specialty semiconductor businesses for cash of $24.3 million, resulting in a pre-tax gain of $6.7 million. Combined financial results of the divested businesses for 2000 and 1999 were not material to the consolidated results of the Company. During the third quarter of 2000, the Company recorded pre-tax gains totaling $1.8 million from an insurance settlement.

      During the fourth quarter of 2000, the Company sold its Berthold business at a pre-tax gain of $10 million. The Company has deferred gain recognition of approximately $11.9 million of sales proceeds from this divestiture in connection with certain contingencies related to the sale. Revenues for 2000 and 1999 for the divested business were $30 million and $38 million, respectively. Also during the fourth quarter of 2000, the Company recorded a pre-tax gain of $16 million from the sale of a building.

     During the second quarter of 1999, the Company sold its Structural Kinematics business for cash of $15 million, resulting in a pre-tax gain of $4.3 million. Additionally, as a result of the Company's continuing evaluation of its Instruments businesses, the Company undertook certain repositioning actions during the second quarter of 1999, including exiting selected product lines and activities, rebalancing its customer mix in certain businesses and other related activities. During the fourth quarter of 1999, the Company sold its KT Aerofab business for cash of $4.4 million, resulting in a pre-tax gain of $0.3 million. The net operating results of the divested businesses for 1999 were not significant.

     In April 1998, the Company sold its Sealol Industrial Seals division for cash of $100 million, resulting in a pre-tax gain of $58.3 million. The after-tax gain of this divestiture was $42.6 million. Sealol's 1998 sales prior to the disposition were $23 million, and its operating income was $2.1 million. In January 1998, the Company sold its Rotron division for $103 million in cash, resulting in a pre-tax gain of $64.4 million. During the first quarter of 1998, the Company also sold a small product line for $4 million in cash, resulting in a pre-tax gain of $3.1 million. The after-tax gain of these divestitures as $45.2 million in 1998. During 2000 and 1999, in connection with the 1998 dispositions of the Company's Rotron and Sealol Industrial Seals divisions, the Company recognized approximately $3.7 million and $13.2 million respectively, of pre-tax gains from the previously deferred sales proceeds as a result of the favorable resolution of certain events and contingencies.

     All of the gains described above are reported on the "Gains on Dispositions" line in the consolidated income statements.

DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS -- 2000 COMPARED TO 1999
     Revenues for 2000 were $1,587 million, increasing $311 million, or 24%, versus revenues of $1,276 million in 1999. Organic growth for 2000 was 11%, which the Company defines as growth in historical businesses plus growth in acquired businesses assuming they were owned in prior periods, reduced for the effects of exited businesses and foreign exchange. Revenues by segment during 2000 versus 1999 are discussed in further detail below under the caption "Segment Results of Operations."

     Due to the number of changes in the portfolio of businesses, the table presented below reconciles reported net income to net income before nonrecurring items and goodwill and intangibles amortization.

(IN THOUSANDS)                                                         2000              1999
                                                                       ----              ----
Adjusted Income from Continuing Operations ...................       $ 220,246        $ 135,243
Other Expense, Net ...........................................         (40,412)         (18,711)
                                                                     ---------        ---------
Adjusted Income from Continuing Operations Before Income Taxes         179,834          116,532
Continuing Operations Nonrecurring Items:
      Acquisition-Related Charges ............................         (29,816)         (32,857)
      Gains on Dispositions ..................................          33,639           19,022
      Restructuring Charges, net .............................          (3,209)         (29,520)
      Other Nonrecurring Items, net ..........................          (1,527)          (2,228)
                                                                     ---------        ---------
      Net Nonrecurring Items .................................            (913)         (45,583)
Goodwill and Intangibles Amortization ........................         (33,858)         (25,547)
                                                                     ---------        ---------
Income from Continuing Operations Before Income Taxes ........         145,063           45,402
Provision for Income Taxes ...................................         (56,596)         (17,871)
                                                                     ---------        ---------
Income from Continuing Operations ............................          88,467           27,531
Gain/Income from Discontinued Operations, Net of Income Taxes            2,053          126,785
                                                                     ---------        ---------
Net Income ...................................................       $  90,520        $ 154,316
                                                                     =========        =========

     Adjusted operating income before goodwill and intangibles amortization, gains, acquisition charges, restructuring and other nonrecurring items was $220.2 million in 2000 versus $135.2 million in 1999, representing an increase of $85 million, or 63%, during 2000. This increase during 2000 was due to higher revenues discussed above, the benefits of restructuring and productivity initiatives, and the favorable shift of the portfolio to higher margin businesses through acquisitions and divestitures completed during 2000.

SEGMENT RESULTS OF OPERATIONS
     The Company's businesses are reported as four segments, reflecting the Company's management methodology and structure. The Company's Technical Services segment and the Company's Security and Detection Systems business have been classified as discontinued operations. The accounting policies of the segments are the same as those described in the footnotes to the accompanying consolidated financial statements. The Company evaluates performance based on operating profit of the respective segments. The discussion that follows is a summary analysis of the primary changes in operating results by segment for 2000 versus 1999 and 1999 versus 1998.

Life Sciences

     2000 Compared to 1999

     Sales of $221.4 million for 2000 increased $63.4 million, or 40%, versus 1999. Organic revenue growth for 2000 was 18%. Higher volumes from high throughput screening, drug discovery applications, revenues from new products, and the inclusion of revenues from NEN Life Sciences acquired in August 2000, were the primary drivers of the increase in 2000 versus 1999.

     Purchase accounting and restructuring charges contributed to a reported operating loss of $3.6 million for 2000 versus reported operating income of $15.8 million in 1999. The 2000 operating loss included goodwill and intangibles amortization of $9.3 million and certain acquisition related charges and other nonrecurring items including a $24.3 million charge for acquired in-process R&D; a $1.8 million charge for the revaluation of acquired inventory; $3.9 million of net restructuring charges and $3.5 million of other acquisition-related charges. The 1999 operating profit included goodwill and intangibles amortization of $2.4 million and net restructuring charges of $5.8 million. Operating profit before goodwill and intangibles amortization and nonrecurring items for 2000 was $39.2 million, representing an increase of $15.2 million, or 63%, versus 1999. Higher revenues discussed above, particularly sales of higher-margin new products, and revenues from the NEN acquisition contributed to the increase in operating profit before goodwill and intangibles amortization and nonrecurring items in 2000 versus 1999.

     1999 Compared to 1998

     Sales of $158 million for 1999 increased $23.4 million versus 1998. Adjusting for the impact of the stronger dollar, revenue growth during 1999 was 17%. Higher volumes from continued strength in the high throughput screening and genetic disease screening markets, and revenues from new products were the primary contributors to this increase during 1999.

     Reported operating profit was $15.8 million during 1999 versus $9 million in 1998, representing an increase of $6.8 million, or 76%. 1999 operating profit included net restructuring charges of $5.8 million. Excluding nonrecurring items in 1999 and 1998, operating profit increased $7.9 million during 1999 to $21.6 million, representing a 58% increase versus 1998. Higher sales discussed above and increased gross margins across most businesses, driven primarily by higher-margin new products sold in 1999, were the primary contributors for the overall 1999 increase compared to 1998.

Optoelectronics

     2000 Compared to 1999

     Sales for 2000 were $496.9 million versus $447.7 million in 1999, representing an increase of $49.2 million, or 11%. Organic revenue growth for 2000 was 22%. Strong revenue growth across all businesses contributed to this increase in 2000 versus 1999.

     Reported operating profit increased $56.6 million in 2000 to $96.9 million versus $40.3 million in 1999, representing a 140% increase. The 2000 operating profit included goodwill and intangibles amortization of $8.1 million and certain nonrecurring items: gains on dispositions of $23.4 million; restructuring credits of $9.9 million; restructuring charges of $10 million and restructuring-related charges of $1.9 million related to the shift by the Company to lower-cost manufacturing areas. The 1999 operating profit included goodwill and intangibles amortization of $9.5 million and certain nonrecurring items: net restructuring charges of $5.5 million and an asset impairment charge of $3 million. Operating profit before goodwill and intangibles amortization and nonrecurring items for 2000 was $83.6 million, increasing $25.3 million, or 43%, versus 1999. The increase in 2000 was due primarily to higher revenues discussed above, the sale of higher-margin new products and the continued benefits of Six Sigma and other manufacturing initiatives.

1999 Compared to 1998

     Sales for 1999 were $447.7 million, compared to 1998 sales of $274.5 million, representing an increase of $173.2 million, or 63%. Revenue from the acquired specialty lighting business and strong organic growth was partially offset by weakness in the sensors business and exited businesses.

     Reported operating profit for 1999 was $40.3 million versus an operating loss of $4.1 million in 1998. The 1999 operating income included net restructuring charges of $5.5 million and an asset impairment charge of $3 million. Excluding nonrecurring items, operating profit in 1999 and 1998 was $48.8 million and $18.5 million, respectively, representing an increase of $30.3 million, or 164%. The 1999 increase was primarily due to higher revenues discussed above, higher margin new products, the Company's exit from unprofitable businesses and the shift by the Company to lower-cost manufacturing areas.

Instruments

     2000 Compared to 1999

     Sales for 2000 were $617.4 million, increasing $172.3 million, or 39%, versus 1999. Organic revenue growth in 2000 was basically flat. The increase in reported 2000 revenues versus 1999 was due primarily to the inclusion of the AI business for a full year, partially offset by the company's sale of its Berthold business in the fourth quarter and the effects of a stronger dollar in 2000.

     Reported operating profit for 2000 was $56.9 million versus an operating loss in 1999 of $25.3 million. The 2000 operating profit included goodwill and intangibles amortization of $14 million and certain acquisition charges and restructuring-related charges and other nonrecurring items: $10 million of gains on dispositions; $0.7 million of acquisition-related charges and $1.8 million of other restructuring-related items. The 1999 operating profit included goodwill and intangibles amortization of $11 million, certain acquisition-related charges and other nonrecurring items: $23 million charge for acquired in-process R&D; $15 million asset impairment charge; $9.8 million charge for the revaluation of acquired inventory and restructuring-related and other charges of $2.8 million.

     For 2000, operating profit before goodwill and intangibles amortization and nonrecurring items was $63.4 million versus $36.3 million in 1999, representing an increase of $27.1 million, or 75%. The increase is due primarily to the inclusion of the AI acquisition for a full year in 2000, improvements in manufacturing cost structure and benefits from restructuring actions.

     1999 Compared to 1998

    Sales for 1999 and 1998 were $445.1 million and $108.3 million, respectively, increasing $336.8 million, or 311%, during 1999 compared to 1998. 1999 revenues from acquisitions during 1999 offset the effects of divestitures and lower revenues in certain base businesses, primarily automotive, compared to 1998.

      AI acquisition purchase accounting charges and certain nonrecurring items during 1999 contributed to a reported operating loss of $25.3 million versus operating income of $1.7 million in 1998. The 1999 operating loss included the following: $23 million charge related to acquired in-process research and development; a $9.8 million charge related to the revaluation of acquired inventory; net restructuring charges of $1.4 million; an asset impairment charge of $15 million and other repositioning costs of $1.4 million. Excluding nonrecurring items in 1999 and 1998, operating profit in 1999 increased $17.6 million, or 229%, to $25.3 million compared to 1998. Operating profit from the acquired AI and Lumen photolithography businesses were partially offset by the effects of depressed market conditions in the automotive business during most of 1999.

Fluid Sciences

     2000 Compared to 1999

     Sales for 2000 increased $26.5 million to $251.8 million, a 12% increase versus 1999. Organic revenue growth was 25% in 2000. Strong volume in the semiconductor and power generation markets was the primary contributor to the increase in 2000.

     Reported operating profit for 2000 was $45.1 million, up $14 million, or 45%, versus 1999. The 2000 operating profit included goodwill and intangibles amortization of $2.5 million and certain nonrecurring items: gains on disposition of $2.7 million and restructuring charges of $2.4 million. The 1999 operating profit included goodwill and intangibles amortization of $2.7 million; $4.6 million of gains on dispositions and a net restructuring credit of $2.2 million. Operating profit before goodwill and intangibles amortization and nonrecurring items for 2000 was $47.7 million, increasing $20.7 million, or 77% versus 1999. Higher revenues discussed above and the benefits of lean manufacturing initiatives were the primary contributors to the increase in 2000.

    1999 Compared to 1998

     During the third quarter of 1999, the Company's business segment previously referred to as Engineered Products was renamed Fluid Sciences.

     Sales for 1999 were $225.3 million compared to $237.5 million in 1998, representing a $12.2 million, or 5%, decrease. Recovery in the semiconductor industry and continued growth in the power generation businesses was offset by continued weakness in the aerospace markets and the absence of revenues from businesses exited by the Company during 1998, primarily certain sheet metal fabrication operations.

     Reported 1999 operating profit increased $27.2 million to $31.1 million compared to $3.9 million in 1998. The 1999 operating income included gains on dispositions of $4.6 million and a net restructuring credit of $2.2 million. Excluding 1999 and 1998 nonrecurring items, 1999 operating profit was $24.3 million versus $25.2 million in 1998. Higher sales discussed above and higher gross margins due to Six Sigma and restructuring initiatives were offset by continued weakness in the aerospace markets and the absence of revenues from businesses exited by the Company during 1998.

CONSOLIDATED RESULTS -- RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

     The Company developed restructuring plans during 1998 to integrate and consolidate its businesses and recorded restructuring charges in the first and second quarters of 1998, which are discussed separately below.

     During the first quarter of 1998, management developed a plan to restructure certain businesses. The plan resulted in pre-tax restructuring charges totaling $28.6 million. As discussed in Note 3 to the accompanying consolidated financial statements, the principal actions in the restructuring plan included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower-cost geographic locations, disposal of underutilized assets, withdrawal from certain product lines and general cost reductions.

     During the second quarter of 1998, the Company expanded its continuing effort to restructure certain businesses to further improve performance. The plan resulted in additional pre-tax restructuring charges of $19.5 million. As discussed in Note 3, the principal actions in this restructuring plan included the integration of operating divisions into five strategic business units
(SBUs), close-down or consolidation of a number of production facilities and general cost reductions. The Technical Services segment was subsequently sold during the third quarter of 1999.

     The following table summarizes the current year restructuring activity related to the 1998 plans:

(IN MILLIONS)
Accrued restructuring costs at beginning of period       $6.4
Reversals ........................................       (6.3)
Charges/Writeoffs ................................        (.1)
                                                         ----
Accrued restructuring costs ......................       $ --
                                                         ====

     The components of the restructuring charges met the criteria set forth in Emerging Issues Task Force Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs were charged to operations or capitalized, as appropriate, when incurred.

     During the third quarter of 1999, due to the substantial completion of the actions of the 1998 restructuring plans, the Company reevaluated its 1998 restructuring plans. As a result of this review, costs associated with the previously planned shutdown of two businesses were no longer required due to actions taken to improve performance. As a result of these developments, the Company recognized a restructuring credit of $12 million during the third quarter of 1999, which primarily affected the Fluid Sciences and Optoelectronics segments. The $12 million credit is reflected in "Restructuring Charges, Net" in the consolidated income statements.

     During the second quarter of 2000, the Company recognized a restructuring credit of $6 million related to its 1998 restructuring plans. This resulted from the Company's strategic review during the second quarter of 2000 of its portfolio of businesses, actions taken to improve performance at costs lower than originally estimated, and the sale of certain businesses included in the restructuring plans.

     The acquisitions by the Company discussed in Note 2 and the Company's divestiture during the third quarter of 1999 of its Technical Services segment (exiting government services) were strategic milestones in the Company's transition to a commercial high technology company. Consistent with the strategic direction of the Company and concurrent with the reevaluation of existing restructuring plans during the third quarter of 1999, the Company developed additional plans to restructure certain businesses to continue to improve the Company's performance.

     These plans resulted in a pre-tax restructuring charge of $23.5 million recorded in the third quarter of 1999. As discussed in Note 3, the principal actions in these restructuring plans include close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower-cost geographic locations, disposal of underutilized assets, withdrawal from certain product lines and general cost reductions. The restructuring plans are expected to result in the elimination of approximately 400 positions, primarily in the manufacturing and sales categories. The major components of the restructuring charge were $13.6 million of employee separation costs to restructure the worldwide organization, including the sales and manufacturing focus, $2.3 million of noncash charges to dispose of certain product lines and assets through sale or abandonment and $7.6 million of charges to terminate lease and other contractual obligations no longer required as a result of the restructuring plans. The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs will be charged to operations or capitalized, as appropriate, when incurred.

     The following table summarizes the current year restructuring activity related to the 1999 plan:

          (IN MILLIONS)
          Accrued restructuring costs at beginning of period     $ 20.8
          Provisions .......................................        2.4
          Reversals ........................................       (4.9)
          Charges/Writeoffs ................................      (12.4)
                                                                 ------
          Accrued restructuring costs at end of period .....     $  5.9
                                                                 ======

     During the fourth quarter of 2000, the Company reevaluated its 1999 restructuring plan due to the substantial completion of the respective actions and the continuing transformation of the portfolio of businesses during 2000. This resulted in the reversal of $4.9 million of remaining reserves from the 1999 plan and the recording of a pre-tax restructuring charge of $15.1 million for actions to be completed in 2001 (the "2000 plan"). These charges related to the Company's Life Sciences and Optoelectronics segments. The principal actions in the restructuring actions included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower cost geographic locations, disposal of unutilized assets and general cost reductions. The restructuring charges were broken down as follows by operating segment: The Life Sciences' principal actions are associated with rationalization of its distribution network and overall facility consolidation. The Optoelectronics' principal actions are associated with its Lighting and Imaging businesses and relate to the shift of certain manufacturing to low cost geographic areas, facility consolidation and general cost reductions.

     The following table summarizes activity related to the 2000 plan:

                                                                                             TERMINATION OF
                                                           EMPLOYEE       DISPOSAL OF       LEASES AND OTHER
                                                          SEPARATION    CERTAIN PRODUCT       CONTRACTUAL
     (IN MILLIONS)                                          COSTS       LINES AND ASSETS      OBLIGATIONS        TOTAL
                                                            -----       ----------------      -----------        -----
     Life Sciences                                          $ 2.9            $ .1                $2.1            $ 5.1
     Optoelectronics                                          7.2             2.8                  --             10.0
                                                            -----            ----                ----            -----
     Total restructuring charges                             10.1             2.9                 2.1             15.1
                                                            -----            ----                ----            -----
     Amounts during 2000                                       --              --                $ --            $  --
                                                            -----            ----                ----            -----
     Accrued restructuring costs at December 31, 2000       $10.1            $2.9                $2.1            $15.1
                                                            =====            ====                ====            =====

     During the second quarter of 2000, the Company finalized its original estimates of the goodwill and restructuring plans related to the acquired AI business. As a result of strategic review of the acquired business, continued aggressive actions by the Company to improve the cost structure of the acquired business, and increased costs related primarily to employment integration, the Company adjusted its original estimate of restructuring costs recorded at the acquisition date in connection with purchase accounting.

     Approximately $4 million was recorded as accrued restructuring costs in connection with the NEN acquisition in the third quarter of 2000.

     The following table summarizes the current year restructuring activity related to the Lumen, AI, and NEN acquisitions:

     (IN MILLIONS)
     Accrued restructuring costs at beginning of period     $14.1
     Provisions, through purchase accounting, net .....      28.0
     Charges/Writeoffs ................................      (9.8)
                                                            -----
     Accrued restructuring costs ......................     $32.3
                                                            =====


     There are no accrued restructuring costs related to Lumen at December 31, 2000 as all respective actions were completed during 2000. Cash outlays during 2000 were approximately $33 million for all of these plans. The Company expects to incur approximately $30 to $35 million of cash outlays in connection with these plans throughout fiscal 2001. These funds will come from operating cash flows or borrowings from existing credit facilities. The majority of the actions remaining are expected to occur during 2001. The estimated full year's pre-tax savings under the restructuring plans, due primarily to lower depreciation and lower employment costs, when the plans are fully implemented are anticipated to be approximately $30 to $35 million, or $.39 to $.45 per share.

DISCONTINUED OPERATIONS

     In July 2001, the Company announced its plan to sell its Security and Detection Systems business. The company has accounted for the planned sale of its Security and Detection Systems business as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations of Security and Detection System business have been segregated from continuing operations and reported as a separate line item on the Company's accompanying consolidated income statements.

     On August 20, 1999, the Company sold the assets of its Technical Services segment, including the outstanding capital stock of EG&G Defense Materials, Inc., a subsidiary of the Company, to EG&G Technical Services, Inc., an affiliate of The Carlyle Group LP (the "Buyer"), for approximately $250 million in cash and the assumption by the Buyer of certain liabilities of the Technical Services segment. Details of the transaction are discussed in Note 7 to the accompanying consolidated financial statements.

     The results of operations of the Technical Services segment were previously reported as one of five business segments of the Company. The Company accounted for the sale of its Technical Services segment as a discontinued operation in accordance with APB Opinion No. 30 Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Accordingly, the results of operations of the Technical Services segment have been segregated from continuing operations and reported as a separate line item on the Company's accompanying consolidated income statements.


OTHER EXPENSE

     2000 Compared to 1999

     Other expense, net, was $39.5 million in 2000 versus $15.2 million in 1999. This net increase in other expense was due primarily to the higher interest expense on increased debt levels resulting from acquisitions.

    1999 Compared to 1998

     Other expense, net, was $15.2 million in 1999 versus $0.8 million in 1998. This net increase in other expense was due primarily to the impact of higher interest expense on increased debt levels, at higher 1999 short-term rates, resulting from acquisitions. Included in 1999 other expense was $2.2 million of income received by the Company related to the demutualization of a life insurance company in which the Company is a policyholder.

INCOME TAX PROVISION

     The provision for income taxes on pre-tax income from continuing operations for 2000 and 1999 was $56.6 million and $17.9 million, respectively. Reported income tax expense as a percent of pre-tax income for 2000 and 1999 was 39.0% and 39.4%, respectively, due, in part, to the income tax effect on nonrecurring items.

FINANCIAL CONDITION

     Short-term debt at December 31, 2000 was $186 million and was comprised primarily of commercial paper borrowings. The weighted-average interest rate on the commercial paper borrowings, which had maturities of 60 days or less, was 6.7%.

     Short-term debt at January 2, 2000 was $382 million and included one-year promissory notes of $150 million issued to PE Corp. at an interest rate of 5%, money market loans of $85 million and commercial paper borrowings of $140 million.

     In March 2001, the Company's $300 million revolving credit facility was refinanced and will expire in March 2002 and the Company also refinanced an additional $100 million revolving credit facility which expires in March 2006. These agreements, which serve as backup facilities for the commercial paper borrowings, have no significant commitment fees. There were no amounts outstanding under these lines at January 2, 2000 or December 31, 2000.

     At December 31, 2000 and January 2, 2000, long-term debt was $583.3 million and $114.9 million, respectively, and included $115 million of unsecured ten-year notes issued in October 1995 at an interest rate of 6.8%, which mature in 2005. The carrying amount approximated the estimated fair value at December 31, 2000, based on a quoted market price.

     In August 2000, the Company sold zero coupon senior convertible debentures with an aggregate purchase price of $460 million. The Company used the offering's net proceeds of approximately $448 million to repay a portion of its commercial paper borrowings, which had been increased temporarily to finance the NEN acquisition. Deferred issuance costs of $12 million were recorded as a noncurrent asset and are being amortized over three years. The debentures, which were offered by a prospectus supplement pursuant to the Company's effective shelf registration statement, are due August 2020, and were priced with a yield to maturity of 3.5%. At maturity, the Company will repay $921 million, comprised of $460 million of original purchase price plus accrued interest. The Company may redeem some or all of the debentures at any time on or after August 7, 2003 at a redemption price equal to the issue price plus accrued original issue discount through the redemption date. Holders of the debentures may require the Company to repurchase some or all of the debentures in August 2003 and August 2010, or at any time when there is a change in control of the Company, as is customary and ordinary for debentures of this nature, at a repurchase price equal to the initial price to the public plus accrued original issue discount through the date of the repurchase. The debentures are currently convertible into 10.8 million shares of the Company's common stock at approximately $42.50 per share.

     In connection with the completion of the NEN acquisition on July 31, 2000, the Company paid approximately $350 million in cash and issued warrants to purchase approximately 600,000 shares of the Company's common stock in exchange for all of the outstanding shares, options and warrants of NEN. In addition, the Company repaid approximately $50 million of outstanding indebtedness of NEN. The Company financed the acquisition and repayment of the outstanding indebtedness with $410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in August 2000 with proceeds from the issuance of long-term convertible debentures, as discussed above.

     Cash and cash equivalents decreased by $7.4 million and were $121.4 million at the end of fiscal 2000. Net cash provided by continuing operations operating activities for 2000 was $145 million. This was comprised of net income before depreciation, amortization and other noncash items, net, of $164.2 million, partially offset by gains on dispositions and sales of investments, net, of $38.2 million and a $19.2 million net change in certain assets and liabilities and other items during 2000. The primary components of this net change included a $2.7 million increase in accounts receivable, a $18.4 million increase in inventory and $33 million of cash outlays associated with restructuring activities. The increase in inventory is due primarily to the inclusion of NEN acquired in 2000. Capital expenditures were $66.2 million in 2000. The Company estimates that fiscal 2001 capital expenditures will be approximately $65 to $70 million.

     During 2000 and 1999, the Company purchased 396 thousand and 40 thousand shares, respectively, of its common stock through periodic purchases on the open market at a cost of $10.5 million and $0.9 million, respectively. As of December 31, 2000 the Company had authorization to purchase 11.4 million additional shares.

     The Company has relatively limited involvement with derivative financial instruments and uses forward contracts to mitigate the effect of foreign currency movements on transactions denominated in foreign currencies. The contracts generally have maturities that do not exceed one month and have no cash requirements until maturity. Credit risk and market risk are minimal because the contracts are with large banks and gains and losses are offset against foreign exchange gains and losses on the underlying hedged transactions. The notional amount of outstanding forward contracts was approximately $190 million as of December 31, 2000.

DIVIDENDS

     During fiscal 2000, the Company's Board of Directors declared four regular quarterly cash dividends of 7 cents per share each, resulting in an annual rate of 28 cents per share.

STOCK SPLIT

     At the Company's Annual Meeting of Stockholders, an increase in the number of authorized shares of common stock from 100,000,000 shares to 300,000,000 shares was approved. At the April 24, 2001 Board of Directors Meeting a two-for-one stock split was approved. The stock split has been retroactively reflected in these financial statements.

ENVIRONMENTAL

     The Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party (PRP) for certain waste disposal sites. The Company accrues for environmental issues in the accounting period that the Company's responsibility is established and when the cost can be reasonably estimated. The Company has accrued $8.8 million as of December 31, 2000, representing management's estimate of the total cost of ultimate disposition of known environmental matters. Such amount is not discounted and does not reflect any recovery of any amounts through insurance or indemnification arrangements. These cost estimates are subject to a number of variables, including the stage of the environmental investigations, the magnitude of the possible contamination, the nature of the potential remedies, possible joint and several liability, the timeframe over which remediation may occur and the possible effects of changing laws and regulations. For sites where the Company has been named a PRP, management does not currently anticipate any additional liability to result from the inability of other significant named parties to contribute. The Company expects that such accrued amounts could be paid out over a period of up to five years. As assessments and remediation activities progress at each individual site, these liabilities are reviewed and adjusted to reflect additional information as it becomes available. There have been no environmental problems to date that have had or are expected to have a material effect on the Company's financial position or results of operations. While it is reasonably possible that a material loss exceeding the amounts recorded may have been incurred, the preliminary stages of the investigations make it impossible for the Company to reasonably estimate the range of potential exposure.

III.  INTERIM FINANCIAL STATEMENTS (UNAUDITED):


III A. CONSOLIDATED INCOME STATEMENTS FOR THE THREE MONTHS ENDED APRIL 1, 2001
       AND APRIL 2, 2000

                       PERKINELMER, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)


                                                                  Three Months Ended
                                                                  ------------------
                                                                 APRIL 1,       APRIL 2,
      (In thousands except per share data)                         2001          2000
      ------------------------------------                         ----          ----
     SALES ................................................     $404,535      $373,403
     Cost of Sales ........................................      231,307       225,899
     Research and Development Expenses ....................       21,837        19,640
     In-Process Research and Development Charges ..........        2,493            --
     Selling, General and Administrative Expenses .........      103,195        92,012
     Restructuring Charges (Credits), Net .................       (1,500)        2,400
     Gains on Dispositions ................................       (3,887)       (7,796)
                                                                --------      --------
     OPERATING INCOME FROM CONTINUING OPERATIONS ..........       51,090        41,248
     Other Expense, Net ...................................      (12,916)       (6,995)
                                                                --------      --------
     Income From Continuing Operations Before Income Taxes        38,174        34,253
     Provision for Income Taxes ...........................       14,238        10,523
                                                                --------      --------
     INCOME FROM CONTINUING OPERATIONS ....................     $ 23,936      $ 23,730
     Loss from Discontinued Operations, Net Income of Taxes         (440)       (7,487)
                                                                --------      --------
     Net Income ...........................................     $ 23,496      $ 16,243
                                                                ========      ========
     BASIC EARNINGS PER SHARE:
       Continuing Operations ..............................     $    .24      $    .24
       Discontinued Operations ............................           --          (.08)
                                                                --------      --------
        Net Income ........................................     $    .24      $    .17
                                                                ========      ========
     DILUTED EARNINGS PER SHARE:
        Continuing Operations .............................          .23           .24
        Discontinued Operations ...........................           --          (.07)
                                                                --------      --------
         Net Income .......................................     $    .23      $    .16
                                                                ========      ========

     Weighted Average Shares of Common Stock
     Outstanding:
          Basic ...........................................      100,154        96,926
          Diluted .........................................      104,100       100,822
       Cash Dividends Per Common Share ....................     $    .07      $    .07


  The accompanying unaudited notes are an integral part of these consolidated financial statements.

III B. CONSOLIDATED BALANCE SHEETS AS OF APRIL 1, 2001 AND DECEMBER 31, 2000


                       PERKINELMER, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                               APRIL 1,       DECEMBER 31,
    (In thousands except per share data)                                                        2001             2000
    ------------------------------------                                                        ----             ----
                                                                                              (UNAUDITED)
     Current Assets:
          Cash and Cash Equivalents ....................................................     $  134,665       $  121,428
          Accounts Receivable, net .....................................................        320,665          329,312
          Inventories ..................................................................        225,624          209,043
          Other Current Assets .........................................................        211,925          170,502
          Net Assets of Discontinued Operations ........................................         70,169           71,430
                                                                                             ----------       ----------
     TOTAL CURRENT ASSETS ..............................................................        963,048          901,715
                                                                                             ----------       ----------
     Property, Plant and Equipment:
          At Cost ......................................................................        554,790          545,962
          Accumulated Depreciation and Amortization ....................................       (282,520)        (272,962)
                                                                                             ----------       ----------
     Net Property, Plant and Equipment .................................................        272,270          273,000
                                                                                             ----------       ----------
     Investments .......................................................................         36,046           36,226
     Intangible Assets, net ............................................................        916,413          918,065
     Other Assets ......................................................................         71,467          103,124
                                                                                             ----------       ----------
     TOTAL ASSETS ......................................................................     $2,259,244       $2,232,130
                                                                                             ==========       ==========
     Current Liabilities:
          Short-Term Debt ..............................................................     $  227,535       $  185,411
          Accounts Payable .............................................................        138,426          135,632
          Accrued Restructuring Costs ..................................................         41,417           53,344
          Accrued Expenses .............................................................        294,879          315,026
                                                                                             ----------       ----------
     TOTAL CURRENT LIABILITIES .........................................................        702,257          689,413
                                                                                             ----------       ----------
     Long-Term Debt ....................................................................        585,661          583,337
     Long-Term Liabilities .............................................................        232,168          230,991
     Commitments and Contingencies
     Stockholders' Equity:
          Preferred Stock -- $1 par value, authorized 1,000,000 shares; none issued or
            outstanding ................................................................             --               --
         Common Stock -- $1 par value, authorized 300,000,000 shares; issued 122,908,000
            shares at April 1, 2001 and at December 31, 2000 ...........................        122,908          122,908
          Capital in Excess of Par Value ...............................................         44,760           37,060
          Retained Earnings ............................................................        852,427          835,917
          Accumulated Other Comprehensive Loss .........................................        (57,829)         (39,042)
          Cost of Shares Held in Treasury -- 23,150,800 shares at April 1, 2001
            and 23,360,000 shares at December 31, 2000 .................................       (223,108)        (228,454)
                                                                                             ----------       ----------
     Total Stockholders' Equity ........................................................        739,158          728,389
                                                                                             ----------       ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ........................................     $2,259,244       $2,232,130
                                                                                             ==========       ==========

  The accompanying unaudited notes are an integral part of these consolidated financial statements.

III C. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED APRIL 1,
       2001 AND APRIL 2, 2002.

                       PERKINELMER, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                                             THREE MONTHS ENDED
                                                                                                             ------------------
                                                                                                           APRIL 1,       APRIL 2,
    (In thousands)                                                                                           2001          2000
    --------------                                                                                           ----          ----
      OPERATING ACTIVITIES:
      Net income ....................................................................................      $ 23,496      $ 16,243
      Deduct Net Income from Discontinued Operations ................................................           440         7,487
                                                                                                           --------      --------
      Net Income from Continuing Operations .........................................................      $ 23,936      $ 23,730
      Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
       In-process research and development charges ..................................................         2,493            --
       Noncash portion of restructuring .............................................................        (1,800)           --
       Amortization of debt discount and issuance costs .............................................         5,072            --
       Depreciation and amortization ................................................................        21,727        17,666
       Gains on dispositions and sales of investments, net ..........................................        (3,916)       (8,454)
       Changes in assets and liabilities which provided (used) cash, excluding effects from companies purchased and divested:
         Accounts receivable ........................................................................         5,079         9,699
         Inventories ................................................................................       (20,330)      (16,621)
         Accounts payable and accrued expenses ......................................................       (10,294)      (11,009)
         Accrued restructuring costs ................................................................        (9,811)        1,469
         Other assets and liabilities ...............................................................          (725)        3,706
                                                                                                           --------      --------
     NET CASH PROVIDED BY CONTINUING OPERATIONS .....................................................        11,431        20,186
     NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS .........................................           384       (10,736)
                                                                                                           --------      --------
     NET CASH PROVIDED BY OPERATIONS ................................................................        11,815         9,450
                                                                                                           --------      --------
     INVESTING ACTIVITIES:
       Capital expenditures .........................................................................       (14,363)      (14,701)
       Proceeds from dispositions of businesses and sales of property, plant and equipment, net .....         1,440        23,267
       Cost of acquisitions, net of cash and cash equivalents acquired ..............................       (11,310)           --
       Proceeds from sales/cost of purchases of investments .........................................        (6,942)      (15,007)
       Other ........................................................................................            --            47
                                                                                                           --------      --------
     Net Cash Provided by (Used in) Continuing Operations ...........................................       (31,175)       (6,394)
     Net Cash Provided by (Used in) Discontinued Operations .........................................        (3,863)       12,303
                                                                                                           --------      --------
     NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES ............................................       (35,038)        5,909
                                                                                                           --------      --------
     FINANCING ACTIVITIES:
       Increase in commercial paper borrowings ......................................................        43,000        40,000
       Decrease in other debt .......................................................................        (2,999)      (81,721)
       Proceeds from issuance of common stock .......................................................         8,368        19,014
       Purchases of common stock ....................................................................          (793)         (358)
     Cash dividends .................................................................................        (7,015)       (6,747)
                                                                                                           --------      --------
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ............................................        40,561       (29,812)
                                                                                                           --------      --------

     Effect of Exchange Rate Changes on Cash and Cash Equivalents ...................................        (4,101)       (3,101)
                                                                                                           --------      --------
     Net Increase (Decrease) in Cash and Cash Equivalents ...........................................        13,237       (17,554)
     Cash and Cash Equivalents at Beginning of Period ...............................................       121,428       128,841
                                                                                                           --------      --------
     Cash and Cash Equivalents at End of Period .....................................................      $134,665      $111,287
                                                                                                           ========      ========


  The accompanying unaudited notes are an integral part of these consolidated financial statements.

III D. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) NATURE OF OPERATIONS

     PerkinElmer, Inc. is a high-technology company operating in four businesses -- Life Sciences, Optoelectronics, Instruments and Fluid Sciences. The Company has operations in over 125 countries and is a component of the S&P 500 Index.

The operating segments and their principal products and services are:

Life Sciences: Helps solve the complex analytical problems encountered in drug discovery and genetic screening laboratories by providing solutions including measuring instrumentation with interfacing software and a wide range of reagents and consumables. Within the field of drug discovery, Life Sciences focuses on customers engaged in pharmaceutical, biotechnology and academia laboratory research and has a strong presence in research and high throughput screening technologies. In genetic screening, the subject of the screen is a human patient, typically a large number of patients. Customers include public health authorities in the United States and around the world.

Optoelectronics: Produces a broad spectrum of optoelectronic products, including high-volume and high-performance specialty lighting sources, detectors, optical fiber communication components, emitters and receivers, mux arrays, imaging devices and large area amorphous silicon detectors.

Instruments: Develops, manufactures and markets sophisticated analytical instruments for research laboratories, academia, medical institutions, government agencies and a wide range of industrial applications designed to provide industry-specific "sample to answer" solutions. Analytical Instruments provides world class analytical solutions employing technologies such as molecular and atomic spectroscopies, high pressure liquid chromatography, gas chromatography, and thermal and elemental analysis.

Fluid Sciences: Solves critical sealing and sealing system needs for customers in aerospace, semiconductor processing and power generation equipment manufacturing. Provides proprietary coating services and testing for semiconductor process equipment, OEMs and users. The Company designs and manufactures static and dynamic seals, sealing systems, solenoid valves, bellows devices, coatings, advanced pneumatic components, systems and assemblies and sheet metal-formed products for original equipment manufacturers and end users. These products improve equipment efficiency and reliability, lower cost-of-ownership of equipment, reduce harmful emissions and prevent contamination.


(2) BASIS OF PRESENTATION

     The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information in footnote disclosures normally included in financial statements has been condensed or omitted in accordance with the rules and regulations of the SEC. These statements should be read in conjunction with the Company's Annual Report for the fiscal year ended December 31, 2000, filed on Form 8-K with the SEC (the "2000 Form 10-K"). The balance sheet amounts at December 31, 2000 in this report were extracted from the Company's audited 2000 financial statements included in the 2000 Form 10-K. Certain prior period amounts have been reclassified to conform to the current-year financial statement presentation. The information set forth in these statements may be subject to normal year-end adjustments. The information reflects all adjustments that, in the opinion of management, are necessary to present fairly the Company's results of operations, financial position and cash flows for the periods indicated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The results of operations for the three months ended April 1, 2001 are not necessarily indicative of the results for the entire fiscal year.

     During July 2001, the Company approved a plan to sell its Security and Detection Systems business. The results of operations of the Security and Detection Systems business were previously reported as part of the Instruments segment. The Company has accounted for the plan to sell its Security and Detection Systems business as a discontinued operation in accordance with APB Opinion No. 30, Reporting the Results of Operations and, accordingly, the results operations of the Security and Detection Systems business have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements and Statements of Cash Flows. The net assets of the Security and Detection Systems business are reflected as Net Assets of Discontinued Operations in the accompanying Consolidated Balance Sheets.

(3) ACQUISITIONS

         On July 31, 2000, the Company completed its acquisition of NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry. Details of the transaction and pro forma financial information were reported on a Current Report on Form 8-K filed with the SEC on August 1, 2000 and in the 2000 Form 10-K. The Company purchased NEN from an investor group led by Genstar Capital LLC for an aggregate purchase price of approximately $400 million. In connection with the acquisition, the Company paid approximately $350 million in cash and issued warrants to purchase approximately 600,000 shares of the Company's common stock in exchange for all outstanding shares, options and warrants of NEN. In addition, the Company repaid approximately $50 million of outstanding indebtedness of NEN. The Company financed the acquisition and repayment of the outstanding indebtedness with $410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in early August with proceeds from the issuance of long-term convertible debentures.

    NEN's operations, included in the consolidated results of the Company from the date of acquisition, are reported in the Life Sciences segment. The acquisition was accounted for as a purchase under Accounting Principles Board
(APB) Opinion No. 16, Business Combinations. In accordance with APB Opinion No. 16, the Company allocated the purchase price of NEN based on the fair values of the net assets acquired and liabilities assumed. The allocation of the purchase price has not yet been finalized, however, the Company does not expect material changes. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $24.3 million for acquired in-process research and development (R&D) for projects that had not reached technological feasibility as of the acquisition date and for which no alternative use existed. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects; these costs were expensed in the third quarter of 2000. Other acquired intangibles totaling $75.9 million included the fair value of trade names, trademarks, patents and developed technology. Goodwill of $270.8 million resulting from the acquisition of NEN is being amortized over 20 years. Approximately $4 million has been recorded as accrued restructuring costs in connection with the acquisition of NEN. The restructuring plans include initiatives to integrate the operations of the Company and NEN, and reduce overhead. The primary components of these plans related to employment costs, consolidation of certain facilities, and the termination of certain leases and other contractual obligations. The Company will finalize these plans during 2001, and the majority of the restructuring actions are expected to occur during fiscal 2001.

    The components of NEN's purchase price and preliminary allocation are as follows:

     (In thousands)
     Consideration and acquisition costs:
          Cash paid to NEN ..................     $ 348,918
          Debt assumed ......................        48,262
          Acquisition costs .................        13,647
          Fair value of warrants issued .....         6,940
                                                  ---------
               Total ........................     $ 417,767
                                                  =========
     Preliminary allocation of purchase price
          Current assets ....................     $  34,327
          Property, plant & equipment .......        59,755
          Other assets ......................           739
          Identifiable intangible assets ....        75,900
          In-process R&D ....................        24,300
          Goodwill ..........................       270,790
          Liabilities .......................       (48,044)
                                                  ---------
               Total ........................     $ 417,767
                                                  =========

     Unaudited pro forma operating results for the Company for the three months ended April 2, 2000, assuming the acquisition of NEN was completed as of January 3, 2000, would be as follows: sales of $402.4 million; net income of $16.0 million; basic and diluted earnings of $.17 and $.16 per share, respectively.

     The unaudited pro forma financial information is provided for informational purposes only. It is not necessarily indicative of the Company's operating results that would have occurred had the acquisitions been consummated on the date for which the consummation of the acquisitions is being given effect, nor is it necessarily indicative of the Company's future operating results. The unaudited pro forma financial information does not give effect to acquisitions, other than NEN, does not adjust for businesses divested, nor does it adjust for foreign exchange. The pro forma amounts exclude acquisition related charges of $24.3 million for purchased in-process R&D related to NEN.

(4) RESTRUCTURING CHARGES

     Consistent with the strategic direction of the Company and concurrent with the reevaluation of existing restructuring plans at the time, the Company developed additional plans during the third quarter of 1999 to restructure certain businesses to continue to improve the Company's performance. These plans resulted in a pre-tax restructuring charge of $23.5 million recorded in the third quarter of 1999. The specific details of the actions and charges by operating segment are discussed more fully in the Company's Annual Report filed on Form 8-K for the fiscal year ended January 2, 2000.

     As a result of a strategic review of the businesses to be restructured in the Company's Fluid Sciences segment, continued aggressive actions during the first quarter of 2001 by the Company to improve the cost structure of the respective businesses, and lower than anticipated costs related to employee separation costs, the Company adjusted its original estimate of restructuring costs and recorded a credit of $1.5 million during the first quarter of 2001.

          The following table summarizes the restructuring activity related to the 1999 plan:

                                                                THREE MONTHS
                                                                   ENDED
         (In millions)                                          APRIL 1, 2001
         -------------                                          -------------
         Accrued restructuring costs at beginning of period        $ 5.9
         Provisions .......................................           --
         Charges ..........................................         (0.5)
         Reversals ........................................         (1.5)
                                                                   -----
         Accrued restructuring costs at end of period .....        $ 3.9
                                                                   =====

      During the fourth quarter of 2000, the Company reevaluated its 1999 restructuring plan due to the substantial completion of the respective actions and the continuing transformation of the portfolio of businesses during 2000. This resulted in the recording of a pre-tax restructuring charge of $15.1 million for actions to be completed in 2001 (the "2000 plan"). These charges related to the Company's Life Sciences and Optoelectronics segments. The principal actions in the restructuring plans included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower cost geographic locations, disposal of underutilized assets and general cost reductions. Details of the 2000 plan are discussed more fully in the 2000 Form 10-K.

The following table summarizes the restructuring activity related to the 2000 plan:

                                                                Three Months Ended
         (In millions)                                            April 1, 2001
         -------------                                            -------------
         Accrued restructuring costs at beginning of period           $15.1
         Provisions .......................................              --
         Charges ..........................................            (3.9)
                                                                      -----
         Accrued restructuring costs at end of period .....           $11.2
                                                                      =====

     The Company finalized its restructuring plans related to its acquisition of the Analytical Instruments Division (AI) of PE Corp. (May 1999) during 2000. Additionally, the Company recorded approximately $4 million as accrued restructuring costs in connection with the NEN acquisition in August 2000. These plans include actions primarily to integrate the operations of the acquired businesses and improve their cost structures through consolidation or shutdown of certain facilities, workforce and overhead reductions and the termination of certain leases and other contractual obligations. The majority of the remaining restructuring actions are expected to occur through fiscal 2001.

     The following table summarizes the restructuring activity related to the AI and NEN acquisitions:


                                                               Three Months Ended
         (In millions)                                            April 1, 2001
         -------------                                            -------------
         Accrued restructuring costs at beginning of period           $32.3
         Provisions, through purchase accounting ..........              --
         Charges ..........................................            (6.0)
                                                                      -----
         Accrued restructuring costs at end of period .....           $26.3
                                                                      =====

     Cash outlays during the three months ended April 1, 2001 were $9.8 million for all of these plans. The Company expects to incur at least $20 to $25 million of cash outlays in connection with these plans throughout fiscal 2001. Most of the actions remaining at April 1, 2001 are expected to occur in fiscal 2001.

(5) GAINS ON DISPOSITIONS

     During the first quarter of 2000, the Company sold its micromachined sensors and specialty semiconductor businesses for cash of $24.3 million, resulting in a pre-tax gain of $6.7 million. Combined financial results of the divested businesses for the first quarter of 2000 were not material to the consolidated results of the Company. During the first quarter of 2000, primarily in connection with the 1999 disposition of the Company's Structural Kinematics business, the Company recognized $1.1 million of pre-tax gains from the previously deferred sales proceeds as a result of the favorable resolution of certain events and contingencies.

         When supported by representations and warranties in the purchase and sale agreements related to businesses sold, the Company appropriately defers sales proceeds and records reserves for the contingencies related to the respective representations and warranties. A portion or all of the deferred gain is recorded in the period in which the respective representations and warranties expire, lapse or are favorably settled by the Company. During the first quarter of 2001, the Company recognized previously deferred pre-tax gains of $3.9 million. These gains related to certain businesses previously divested by the Company and were comprised of the following: $1 million related to the 1998 disposition of its Rotron division; approximately $2 million related to the 1999 disposition of its KT Aerofab and Structural Kinematics businesses; and approximately $1 million related to the 2000 disposition of its IC Sensors business.


(6) OTHER EXPENSE

     Other expense, net, consisted of the following:

                                           Three Months Ended
                                           ------------------
                                         April 1,        April 2,
         (In thousands)                    2001            2000
         --------------                    ----            ----
         Interest income .........      $    916        $   704
         Interest expense ........       (10,710)        (8,047)
         Other ...................        (3,122)           348
                                        --------        -------
                                        $(12,916)       $(6,995)
                                        ========        =======

     This net increase in other expense was due primarily to the higher interest expense on increased debt levels resulting from acquisitions.

(7) ACCOUNTS RECEIVABLE

     Accounts receivable were net of reserves for doubtful accounts of $12.1 million and $14.5 million as of April 1, 2001 and December 31, 2000, respectively.


(8) INVENTORIES

     Inventories consisted of the following:

                                      April 1,        December 31,
         (In thousands)                 2001             2000
         --------------                 ----             ----
         Finished goods .........     $ 96,974        $ 84,184
         Work in progress .......       52,979          50,500
         Raw materials ..........       75,671          74,359
                                      --------        --------
                                      $225,624        $209,043
                                      ========        ========

(9) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consisted of the following:

                                                      April 1,      December 31,
         (In thousands)                                2001             2000
         --------------                                ----             ----
         Land .................................      $ 25,731        $ 26,058
         Buildings and leasehold improvements..       144,694         143,314
         Machinery and equipment ..............       384,365         376,590
                                                     --------        --------
                                                     $554,790        $545,962
                                                     ========        ========

(10) INTANGIBLE ASSETS

     Intangible assets consist mainly of goodwill from acquisitions accounted for using the purchase method of accounting, representing the excess of cost over the fair market value of the net assets of the acquired businesses. Goodwill is being amortized over periods of 10 to 40 years. Goodwill, net of accumulated amortization, was $659 million and $660 million at April 1, 2001 and December 31, 2000, respectively. Other identifiable intangible assets from acquisitions include patents, trademarks, trade names and developed technology and are being amortized over periods of 10 to 40 years. Other identifiable intangible assets, net of accumulated amortization, were $257 million and $258 million at April 1, 2001 and December 31, 2000, respectively.

     Intangible assets consisted of the following:

                                                         April 1,       December 31,
         (In thousands)                                    2001             2000
         --------------                                    ----             ----
         Goodwill ..............................       $  720,557      $  714,949
         Other identifiable intangible assets ..          300,726         297,900
                                                       ----------      ----------
                                                        1,021,283       1,012,849
         Accumulated amortization ..............         (104,870)        (94,784)
                                                       ----------      ----------
                                                       $  916,413      $  918,065
                                                       ==========      ==========

(11)  DEBT

     Short-term debt at April 1, 2001 was $228 million and was comprised primarily of commercial paper borrowings of $220 million. In March 2001, the Company's $300 million revolving credit facility was refinanced and will now expire in March 2002. The Company also refinanced the existing $100 million revolving credit facility which now expires in March 2006. These agreements serve as backup facilities for the commercial paper borrowings. There were no amounts outstanding under these lines at April 1, 2001 or December 31, 2000.

         Long-term debt at April 1, 2001 was approximately $586 million, consisting of $115 million of unsecured notes which mature in 2005 and $471 million of convertible debentures. In early August 2000, the Company sold zero coupon senior convertible debentures with an aggregate purchase price of $460 million. The Company used the offering's net proceeds of approximately $448 million to repay a portion of its commercial paper borrowings, which had been increased temporarily to finance the NEN acquisition. Deferred issuance costs of $12 million were recorded as a noncurrent asset and are being amortized over three years. The debentures, which were offered by a prospectus supplement pursuant to the Company's effective shelf registration statement, are due August 2020 and were priced with a yield to maturity of 3.5%. At maturity, the Company will repay $921 million, comprised of $460 million of original purchase price plus accrued original issue discount. The Company may redeem some or all of the debentures at any time on or after August 7, 2003 at a redemption price equal to the issue price plus accrued original issue discount through the redemption date. Holders of the debentures may require the Company to repurchase some or all of the debentures in August 2003 and August 2010, or at any time when there is a change in control of the Company, as is customary and ordinary for debentures of this nature, at a repurchase price equal to the initial price plus accrued original issue discount through the date of repurchase. The debentures are currently convertible into 10.8 million shares of the Company's common stock at approximately $42.50 per share. Conversion of the debentures was not assumed in the computation of diluted earnings per share because the effect of conversion would have been antidilutive.

(12) ACCRUED EXPENSES


     Accrued expenses consisted of the following:

                                                       April 1,     December 31,
         (In thousands)                                  2001           2000
         --------------                                  ----           ----
         Payroll and incentives ..................     $ 19,237      $ 39,946
         Employee benefits .......................       49,577        48,101
         Federal, non-U.S. and state income taxes.       51,212        39,140
         Other accrued operating expenses ........      174,853       187,839
                                                       --------      --------
                                                       $294,879      $315,026
                                                       ========      ========


(13) COMPREHENSIVE INCOME

     Comprehensive income consisted of the following:

                                                                  Three Months Ended
                                                                  ------------------
                                                                April 1,         April 2,
         (In thousands)                                           2001            2000
         --------------                                           ----            ----
         Net income ......................................     $ 23,496        $ 16,243
         Other comprehensive income (loss), net of tax:
            Gross foreign currency translation adjustments      (14,577)        (10,793)
            Unrealized gains (losses) on securities ......       (4,210)             70
                                                               --------        --------
                                                                (18,787)        (10,723)
                                                               --------        --------
         Comprehensive income ............................     $  4,709        $  5,520
                                                               ========        ========

  The components of accumulated other comprehensive loss were as follows:


                                                             April 1,        December 31,
         (In thousands)                                        2001              2000
         --------------                                        ----              ----
         Foreign currency translation adjustments ....       $(54,524)        $(39,945)
         Unrealized gains on securities ..............         (3,305)             903
                                                             --------         --------
         Accumulated other comprehensive loss ........       $(57,829)        $(39,042)
                                                             ========         ========

(14) INDUSTRY SEGMENT INFORMATION

     The Company's businesses are reported as four reportable segments which reflect the Company's management and structure under four strategic business units (SBUs). The segments' principal products and services are described in
Note 1 of this Form 10-Q. The accounting policies of the reportable segments are the same as those described in Note 1 of the 2000 Form 10-K. The Company evaluates the performance of its operating segments based on operating profit. Intersegment sales and transfers are not significant. Unaudited sales and operating profit information by segment for the first three months of 2001 and 2000 are discussed in Item 2 of this Quarterly Report on Form 10-Q and are considered an integral part of this note.


(15) DISCONTINUED OPERATIONS


         The results of operations of the Security and Detection business were previously reported as part of the Instruments segment. The Company has accounted for the plan to sell its Security and Detection Systems business as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations of the Security and Detection business have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements and Statements of Cash Flows. The net assets of the Security and Detection Systems business are reflected as Net Assets of Discontinued Operations in the accompanying Consolidated Balance Sheets.

    (IN THOUSANDS)                                                   APRIL 1, 2001    APRIL 2, 2000
    --------------                                                   -------------    -------------
     Sales .....................................................        $21,162         $ 28,883
     Costs and expenses ........................................         21,058           34,243
                                                                        -------        ---------
     Operating income (loss) from discontinued operations ......            104           (5,360)

     Other income (expense) ....................................           (819)          (1,580)
                                                                        -------         --------
     Income (loss) from discontinued operations before income
          taxes ................................................           (715)          (6,940)
     Provision (benefit) for income taxes ......................           (275)             547
                                                                        -------         --------
     Loss from discontinued operations, net of income tax ......        $  (440)        $ (7,487)
                                                                        =======         ========

(16) NEW ACCOUNTING PRONOUNCEMENTS

     The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, effective January 1, 2001. The statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company immediately records in earnings the extent to which a hedge is not effective in achieving offsetting changes in fair value. The adoption of SFAS No. 133 did not have a material effect on the Company's results of operations or financial position.

         Forward currency exchange contracts are used by the Company primarily to hedge certain operational (cash-flow hedges) and balance sheet (fair value hedges) exposures resulting from changes in currency exchange rates. Such exposures result from sales that are denominated in currencies other than functional currencies of the respective operations. The Company enters into these currency exchange contracts to hedge anticipated product sales and recorded accounts receivable made in the normal course of business, and accordingly, the hedges are not speculative in nature. As part of the Company's overall strategy to manage the level of exposure to the risk of currency exchange fluctuations, certain operating units hedge a portion of their currency exposures anticipated over the ensuing twelve month period, using exchange contracts that have maturities of twelve months or less. The Company does not hold or engage in transactions involving derivative instruments for purposes other than risk management.

         The Company records its forward currency exchange contracts at fair value in its consolidated balance sheet as other current assets or other accrued expenses and, for cash flow hedges, the related gains or losses on these contracts are deferred as a component of other comprehensive items in the accompanying balance sheet. These deferred gains and losses are recognized in income in the period in which the underlying anticipated transaction occurs. At April 1, 2001, the Company had no deferred gains recorded. Unrealized gains and losses resulting from the impact of currency exchange rate movements on fair value hedges are recognized in earnings in the period in which the exchange rates change and offset the currency gains and losses on the underlying exposure being hedged.

(17) SUBSEQUENT EVENTS

         Stock Split: At the Company's April 24, 2001 Annual Meeting of Stockholders, an increase in the number of authorized shares of common stock from 100,000,000 shares to 300,000,000 shares was approved. At the April 24, 2001 Board of Directors meeting, a two-for-one stock split was approved and was effected on June 1, 2001 by means of a 100% stock dividend to stockholders of record as of May 15, 2001. The stock split has been retroactively reflected in these financial statements.

         Acquisition: On July 16, 2001, PerkinElmer announced its proposed acquisition of Packard BioScience pursuant to an agreement and plan of merger agreement dated as of July 13, 2001. In connection with this acquisition, PerkinElmer agreed to issue 0.311 shares of PerkinElmer common stock for each outstanding share of Packard BioScience common stock. PerkinElmer also agreed to assume all outstanding options to purchase Packard BioScience common stock, which will become exercisable for shares of PerkinElmer common stock following the merger after giving effect to the same exchange ratio as offered to the Packard BioScience common stockholders. The transaction will be accounted for as a purchase in accordance with recently issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Intangible Assets, whereby the purchase price will be allocated to the assets, including all intangible assets, and liabilities assumed based on their respective fair values.

IV. OTHER INTERIM INFORMATION

IV A. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
      FINANCIAL CONDITION RELATING TO QUARTERLY FINANCIAL INFORMATION

ACQUISITIONS AND DIVESTITURES

         The Company acquired PE Corp.'s Analytical Instruments Division (AI) on May 28, 1999 for an aggregate purchase price of approximately $425 million plus acquisition costs. On July 31, 2000 the Company completed its acquisition on NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry.

     During the first quarter of 2000, the Company divested its micromachined sensors and specialty semiconductor businesses for cash of $24.3 million, resulting in a pre-tax gain of approximately $6.7 million. Combined financial results of the divested businesses for the first quarter of 2000 were not material to the consolidated results of the Company.

     During July 2001, the Company approved a plan to sell its Security and Detection Systems business. This business has been reflected as a discontinued operation in the Company's consolidated financial statements.

DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS

     Revenues for the first quarter of 2001 increased $31.1 million, or 8%, and were $404.5 million versus $373.4 million for the same period of 2000. Organic growth was 7%, which the Company defines as growth in historical businesses plus growth in acquired businesses assuming they were owned in prior periods, reduced for the effects of exited businesses and foreign exchange. Revenues by segment during the first quarter of 2001 versus 2000 are discussed in further detail below under the caption "Segment Results of Operations."

         The table below presents earnings per share before nonrecurring items, discussed below in Segment Results of Operations, and goodwill and intangibles amortization:

                                                                 Three Months Ended
                                                                 ------------------
(In thousands except  per share data)                      April 1, 2001     April 2, 2000
--------------------  ---------------                      -------------     -------------
Sales ...............................................        $404,535         $373,403
Cost of Sales .......................................         231,693          225,899
Research and Development Costs ......................          21,837           19,640
Selling, General and Administrative Expenses ........          91,164           85,400
                                                             --------         --------
     Operating Income From Continuing Operations ....          59,841           42,464
Other Expense, Net ..................................         (12,916)          (6,995)
                                                             --------         --------
Income From Continuing Operations Before Income Taxes          46,925           35,469
Provision for Income Taxes ..........................          14,390            9,877
                                                             --------         --------
     Net Income from Continuing Operations ..........        $ 32,535         $ 25,592
                                                             ========         ========
Cash Earnings Per Share (Diluted) ...................        $    .31         $    .25
                                                             ========         ========


     Due to the number of changes in the portfolio of businesses, the table presented below reconciles reported net income to net income before nonrecurring items and goodwill and intangibles amortization.


                                                                               Three Months Ended
                                                                               ------------------
(In thousands except per share data)                                     April 1, 2001     April 2, 2000
------------------------------------                                     -------------     -------------
Adjusted Income From Continuing Operations Before Income Taxes .....       $ 46,925          $ 35,469
Nonrecurring Items:
     In-Process Research and Development ...........................         (2,493)               --
     Deferred Gain Recognition, Net of Restructuring Related Charges          3,840             5,396
                                                                           --------          --------
              Net Nonrecurring Items ...............................          1,347             5,396
Goodwill and Intangibles Amortization ..............................        (10,098)           (6,612)
                                                                           --------          --------
Income From Continuing Operations Before Income Taxes ..............         38,174            34,253
Provision for Income Taxes .........................................        (14,238)          (10,523)
                                                                           --------          --------
     Net Income from continuing  operations ........................       $ 23,936          $ 23,730
                                                                           ========          ========
Earnings Per Share:
     Basic .........................................................       $    .24          $    .24
     Diluted .......................................................       $    .23          $    .24

SEGMENT RESULTS OF OPERATIONS

Life Sciences


         Revenues increased $29.6 million, or 75%, to $69.2 million for the first quarter of 2001 versus $39.6 million for the same period of 2000. Inclusion of revenues from the NEN acquisition and increased revenues in drug discovery and genetic screening were the reasons for the increase in the first quarter of 2001.

         Operating profit for the first quarter of 2001 included goodwill and intangibles amortization from the NEN acquisition and certain nonrecurring acquisition-related charges of $1.9 million and was $3.6 million compared to $4.3 million for the first quarter of 2000. Operating profit for the first quarter of 2001 before nonrecurring charges and goodwill and intangibles amortization was $10.5 million versus $4.8 million for the same period of 2000, representing an increase of $5.7 million, or 119%. Higher revenues discussed above, increased sales of reagents and improvements in gross margin due to lower manufacturing costs during the first quarter of 2001 drove this increase in operating profit.

Optoelectronics

         Revenues for the first quarter of 2001 increased $6.4 million, or 6%, and were $120.9 million versus $114.5 million in the first quarter of 2000. Strong revenue growth in telecom and digital imaging were primary contributors to the increase.

         Operating profit was $18.5 million for the first quarter of 2001 versus $20.2 million for the first quarter of 2000. The operating profit for the first quarter of 2000 included nonrecurring pre-tax gains on dispositions of $6.7 million. Operating profit before nonrecurring items and goodwill and intangibles amortization was $20.2 million for the first quarter of 2001 versus $15.6 million for the first quarter of 2000. This represents an increase of $4.6 million, or 29%, before nonrecurring and goodwill and intangibles amortization compared to the same period in 2000. The increase in operating profit was due primarily to higher revenues discussed above, materials savings and benefits from recently completed restructuring actions.

Instruments

         Revenues for the first quarter of 2001 were $144.8 million compared to $157.6 million for the first quarter of 2000. This decrease was due primarily to the sale of the Company's Berthold business in late 2000.

         Operating profit was $14.7 million for the first quarter of 2001, increasing $3.4 million, or 30%, versus the same period of 2000. The operating profit for the first quarter of 2001 included deferred gain recognition from a prior period divestiture of approximately $1 million. Operating profit before nonrecurring items and goodwill and intangibles amortization for the first quarter of 2001 was $16.2 million versus $14.6 million for the first quarter of 2000.


Fluid Sciences


         Revenues during the first quarter of 2001 increased to $69.6 million, up $8 million, or 13%, compared to the same period of 2000. Increased revenues in the Company's aerospace business offset lower revenues from its semiconductor business due to overall market softening.

         Operating profit for the first quarter of 2001 was $17.1 million, increasing over 100% versus the same period of 2000. Operating profit for the first quarter of 2001 included certain nonrecurring items: an in-process research and development charge of $2.5 million, gains on dispositions of $2.1 million, an insurance settlement of $.9 million and a restructuring credit of $1.5 million. Operating profit for the first quarter of 2000 included restructuring charges of $2.4 million and deferred gain recognition from a prior period divestiture of $.8 million. Operating profit for the first quarter of 2001 before these nonrecurring items and goodwill and intangibles amortization was $15.7 million versus $10.7 million for the comparable period of 2000, representing an increase of $5.0 million, or 47%. Higher revenues discussed above, the effects of the sale of unprofitable businesses, and manufacturing and productivity initiatives were the primary contributors to the increase in operating profit during the first quarter of 2001 versus the same period of 2000.

RESTRUCTURING CHARGES

     Consistent with the strategic direction of the Company and concurrent with the reevaluation of existing restructuring plans at the time, the Company developed additional plans during the third quarter of 1999 to restructure certain businesses to continue to improve the Company's performance. These plans resulted in a pre-tax restructuring charge of $23.5 million recorded in the third quarter of 1999. The specific details of the actions and charges by operating segment are discussed more fully in the Company's Annual Report filed on Form 8-K for the fiscal year ended January 2, 2000.

     As a result of a strategic review of the businesses to be restructured in the Company's Fluid Sciences segment, continued aggressive actions during the first quarter of 2001 by the Company to improve the cost structure of the respective businesses, and lower than anticipated costs related to employee separation costs, the Company adjusted its original estimate of restructuring costs and recorded a credit of $1.5 million during the first quarter of 2001.

          The following table summarizes the restructuring activity related to the 1999 plan:

                                                                THREE MONTHS ENDED
         (In millions)                                            APRIL 1, 2001
         -------------                                            -------------
         Accrued restructuring costs at beginning of period ..       $ 5.9
         Provisions ..........................................          --
         Charges .............................................        (0.5)
         Reversals ...........................................        (1.5)
                                                                     -----
         Accrued restructuring costs at end of period ........       $ 3.9
                                                                     =====

     During the fourth quarter of 2000, the Company reevaluated its 1999 restructuring plan due to the substantial completion of the respective actions and the continuing transformation of the portfolio of businesses during 2000. This resulted in the recording of a pre-tax restructuring charge of $15.1 million for actions to be completed in 2001 (the "2000 plan"). These charges related to the Company's Life Sciences and Optoelectronics segments. The principal actions in the restructuring plans included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower cost geographic locations, disposal of underutilized assets and general cost reductions. Details of the 2000 plan are discussed more fully in the 2000 Form 10-K.

The following table summarizes the restructuring activity related to the 2000 plan:

                                                                  Three Months Ended
         (In millions)                                              April 1, 2001
         -------------                                              -------------
         Accrued restructuring costs at beginning of period ..         $ 15.1
         Provisions ..........................................             --
         Charges .............................................           (3.9)
                                                                       ------
         Accrued restructuring costs at end of period ........         $ 11.2
                                                                       ======

     The Company finalized its restructuring plans related to its acquisition of the Analytical Instruments Division (AI) of PE Corp. (May 1999) during 2000. Additionally, the Company recorded approximately $4 million as accrued restructuring costs in connection with the NEN acquisition in August 2000. These plans include actions primarily to integrate the operations of the acquired businesses and improve their cost structures through consolidation or shutdown of certain facilities, workforce and overhead reductions and the termination of certain leases and other contractual obligations. The majority of the remaining restructuring actions are expected to occur through fiscal 2001.

     The following table summarizes the restructuring activity related to the AI and NEN acquisitions:

                                                                 Three Months Ended
         (In millions)                                             April 1, 2001
         -------------                                             -------------
         Accrued restructuring costs at beginning of period           $32.3
         Provisions, through purchase accounting ..........              --
         Charges ..........................................            (6.0)
                                                                      -----
         Accrued restructuring costs at end of period .....           $26.3
                                                                      =====

     Cash outlays during the three months ended April 1, 2001 were $9.8 million for all of these plans. The Company expects to incur at least $20 to $25 million of cash outlays in connection with these plans throughout fiscal 2001. Most of the actions remaining at April 1, 2001 are expected to occur in fiscal 2001.

OTHER EXPENSE

     Other expense was $12.9 million for the first quarter of 2001 versus $7.0 million for the same period of 2000. This increase in other expense was due primarily to the impact of higher interest expense on increased debt levels resulting from recent acquisitions.

INCOME TAX EXPENSE

     Reported income tax expense from continuing operations as a percentage of pre-tax income was 37% and 31% for the first quarter of 2001 and 2000, respectively, due, in part, to the income tax effect of nonrecurring items. The effective tax rate before nonrecurring items and goodwill and intangibles amortization was 31% for the first quarter of 2001 versus 28% for the same period of 2000.

FINANCIAL CONDITION

    Short-term debt at April 1, 2001 was $228 million and was comprised primarily of commercial paper borrowings of $220 million. In March 2001, the Company's $300 million revolving credit facility was refinanced and will now expire in March 2002. The Company also refinanced the existing $100 million revolving credit facility which now expires in March 2006. These agreements serve as backup facilities for the commercial paper borrowings. There were no amounts outstanding under these lines at April 1, 2001 or December 31, 2000.

         Long-term debt at April 1, 2001 was approximately $586 million, consisting of $115 million of unsecured notes which mature in 2005 and $471 million of convertible debentures. In early August 2000, the Company sold zero coupon senior convertible debentures with an aggregate purchase price of $460 million. The Company used the offering's net proceeds of approximately $448 million to repay a portion of its commercial paper borrowings, which had been increased temporarily to finance the NEN acquisition. Deferred issuance costs of $12 million were recorded as a noncurrent asset and are being amortized over three years. The debentures, which were offered by a prospectus supplement pursuant to the Company's effective shelf registration statement, are due August 2020 and were priced with a yield to maturity of 3.5%. At maturity, the Company will repay $921 million, comprised of $460 million of original purchase price plus accrued original issue discount. The Company may redeem some or all of the debentures at any time on or after August 7, 2003 at a redemption price equal to the issue price plus accrued original issue discount through the redemption date. Holders of the debentures may require the Company to repurchase some or all of the debentures in August 2003 and August 2010, or at any time when there is a change in control of the Company, as is customary and ordinary for debentures of this nature, at a repurchase price equal to the initial price plus accrued original issue discount through the date of repurchase. The debentures are currently convertible into 10.8 million shares of the Company's common stock at approximately $42.5 per share. Conversion of the debentures was not assumed in the computation of diluted earnings per share because the effect of conversion would have been antidilutive.

     Cash and cash equivalents increased by $13.2 million to $134.7 million at the end of the first quarter of 2001. Net cash provided by operating activities for the first quarter of 2001 was $11.8 million and was comprised of net income from continuing operations before depreciation, amortization and other noncash items of $47.5 million and a $36.1 million net change in certain assets and liabilities during the first quarter of 2001. The largest component of this net change was a $20.3 million increase in inventories. Capital expenditures for the first quarter of 2001 were $14.4 million.


V. FORWARD-LOOKING INFORMATION AND FACTORS AFFECTING FUTURE PERFORMANCE

         This Report contains "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this Report that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if the Company's estimates change, and readers should not rely on these forward-looking statements as representing the Company's views as of any date subsequent to the date of this Report. A number of important factors and uncertainties could cause actual results to differ materially from those described in these forward-looking statements, including without limitation the risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, included as exhibit 99.1 hereto, which are expressly incorporated by reference herein.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PERKINELMER, INC.


Date:    August 3, 2001                 By:  /s/ Terrance L. Carlson
                                             ----------------------------------
                                                 Terrance L. Carlson
                                                 Senior Vice President, General
                                                 Counsel and Clerk

                                  EXHIBIT INDEX


Exhibit 23.1     Consent of Independent Public Accountants

Exhibit 99.1 Risk Factors from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.